AGREEMENT AND PLAN OF
                            REORGANIZATION AND MERGER


                                  BY AND AMONG


                          PEERLESS SYSTEMS CORPORATION

                              AUCO MERGER SUB, AND

                                   AUCO, INC.

                           Dated as of April 6, 1999





                             TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----
 ARTICLE I
      THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
             Section 1.1  The Merger  . . . . . . . . . . . . . . . . . . 2
             Section 1.2  Closing . . . . . . . . . . . . . . . . . . . . 2
             Section 1.3  Effective Time  . . . . . . . . . . . . . . . . 2
             Section 1.4  Effects of the Merger . . . . . . . . . . . . . 3
             Section 1.5  Charter and By-Laws . . . . . . . . . . . . . . 3
             Section 1.6  Directors . . . . . . . . . . . . . . . . . . . 3
             Section 1.7  Officers  . . . . . . . . . . . . . . . . . . . 4

 ARTICLE II
      SHAREHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . . . .  4
             Section 2.1  Stockholders' Meeting . . . . . . . . . . . .   4
             Section 2.2  Consent Solicitation  . . . . . . . . . . . .   4
             Section 2.3  Proxy Statement/Prospectus/Consent
                          Solicitation; Registration Statement  . . . . . 5

 ARTICLE III
      CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES . . . . . . . . . .  6
             Section 3.1  Effect on Company Common Stock  . . . . . . . . 6
             Section 3.2  Exchange of Shares and Certificates . . . . . . 9
             Section 3.3  Escrow Fund . . . . . . . . . . . . . . . . .  12

 ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . . . . . . . 13
             Section 4.1  Organization  . . . . . . . . . . . . . . . .  13
             Section 4.2  Capitalization  . . . . . . . . . . . . . . .  14
             Section 4.3  Authority Relative to this Agreement  . . . .  15
             Section 4.4  Consents and Approvals; No Violations . . . .  16
             Section 4.5  Financial Statements  . . . . . . . . . . . .  17
             Section 4.6  Absence of Certain Changes  . . . . . . . . .  17
             Section 4.7  No Undisclosed Liabilities  . . . . . . . . .  19
             Section 4.8  No Default  . . . . . . . . . . . . . . . . .  19
             Section 4.9  Litigation  . . . . . . . . . . . . . . . . .  20
             Section 4.10  Compliance with Laws . . . . . . . . . . . .  20
             Section 4.11  Taxes  . . . . . . . . . . . . . . . . . . .  20
             Section 4.12  ERISA  . . . . . . . . . . . . . . . . . . .  23
             Section 4.13  Change in Control  . . . . . . . . . . . . .  25
             Section 4.14  Intellectual Property  . . . . . . . . . . .  26
             Section 4.15  Proprietary Information and
                           Inventions Agreements . . . . . . . . . . .   29
             Section 4.16  Contracts and Commitments  . . . . . . . . .  29
             Section 4.17  Labor Matters  . . . . . . . . . . . . . . .  30
             Section 4.18  Personnel  . . . . . . . . . . . . . . . . .  31
             Section 4.19  Environmental Matters  . . . . . . . . . . .  31
             Section 4.20  Insurance  . . . . . . . . . . . . . . . . .  33
             Section 4.21  Customers  . . . . . . . . . . . . . . . . .  33
             Section 4.22  Title to Properties; Encumbrances  . . . . .  34
             Section 4.23  Equipment  . . . . . . . . . . . . . . . . .  34
             Section 4.24  Leases . . . . . . . . . . . . . . . . . . .  34
             Section 4.25  Receivables  . . . . . . . . . . . . . . . .  35
             Section 4.26  Related Party Transactions . . . . . . . . .  35
             Section 4.27  Absence of Certain Payments  . . . . . . . .  35
             Section 4.28  Brokers or Finders . . . . . . . . . . . . .  35
             Section 4.29  Books and Records  . . . . . . . . . . . . .  36
             Section 4.30  Accounting Matters; Reorganization . . . . .  36
             Section 4.31  Pooling Letter . . . . . . . . . . . . . . .  36
             Section 4.32  Information in Proxy Statement/Prospectus/
                           Consent Solicitation  . . . . . . . . . . .   36
             Section 4.33  Full Disclosure  . . . . . . . . . . . . . .  37

 ARTICLE V
      REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB . . . . . . . . . 37
             Section 5.1  Organization  . . . . . . . . . . . . . . . .  37
             Section 5.2  Authority Relative to this Agreement  . . . .  37
             Section 5.3  Consents and Approvals; No Violations . . . .  38
             Section 5.4  Pooling Letter  . . . . . . . . . . . . . . .  39
             Section 5.5  Accounting Matters; Reorganization  . . . . .  39
             Section 5.6  Brokers or Finders  . . . . . . . . . . . . .  39
             Section 5.7  Information in Proxy Statement/Prospectus/
                          Consent Solicitation  . . . . . . . . . . . .  39
             Section 5.8  SEC Documents; Parent Financial Statements . . 40

 ARTICLE VI
      COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . 40
             Section 6.1  Conduct of Business Pending Merger  . . . . .  40
             Section 6.2  No Solicitation of Competing Transaction  . .  43
             Section 6.3  Shareholder Approval  . . . . . . . . . . . .  45
             Section 6.4  Further Information . . . . . . . . . . . . .  45
             Section 6.5  Access; Confidentiality . . . . . . . . . . .  45

 ARTICLE VII
      OTHER COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . 46
             Section 7.1  Reasonable Best Efforts . . . . . . . . . . .  46
             Section 7.2  Publicity . . . . . . . . . . . . . . . . . .  47
             Section 7.3  Directors' and Officers' Insurance and
                          Indemnification . . . . . . . . . . . . . . .  47
             Section 7.4  Notification of Certain Matters . . . . . . .  47
             Section 7.5  Employees . . . . . . . . . . . . . . . . . .  48
             Section 7.6  Affiliate Agreements  . . . . . . . . . . . .  48
             Section 7.7  Tax-free Reorganization Treatment;
                          Accounting Treatment  . . . . . . . . . . . .  49
             Section 7.8  Nasdaq Qualification  . . . . . . . . . . . .  49
             Section 7.9  Consents of Accountants . . . . . . . . . . .  49
             Section 7.10  Convertible Promissory Note  . . . . . . . .  49
             Section 7.11  Shareholder Representative . . . . . . . . .  49
             Section 7.12  Parent SEC Documents . . . . . . . . . . . .  50

 ARTICLE VIII
      CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
             Section 8.1  Conditions to Each Party's Obligation To
                          Effect the Merger . . . . . . . . . . . . . .  50
             Section 8.2  Conditions of Obligations of the Company  . .  51
             Section 8.3  Conditions of Obligations of Parent and Sub .  53

 ARTICLE IX
      TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . . 54
             Section 9.1  Termination . . . . . . . . . . . . . . . . .  54
             Section 9.2  Effect of Termination . . . . . . . . . . . .  56

 ARTICLE X
      INDEMNIFICATION AND ESCROW . . . . . . . . . . . . . . . . . . .   56
             Section 10.1  Indemnification by the Company and the
                           Shareholder Indemnitors . . . . . . . . . .   56
             Section 10.2  Procedure for Third Party Claims . . . . . .  57
             Section 10.3  Indemnity Period . . . . . . . . . . . . . .  58
             Section 10.4  Satisfaction of Indemnification Claim  . . .  58

 ARTICLE XI
      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . 58
             Section 11.1  Survival of Representations and
                           Warranties . . . . . . . . . . . . . . . . .  58
             Section 11.2  Fees and Expenses  . . . . . . . . . . . . .  59
             Section 11.3  Amendment  . . . . . . . . . . . . . . . . .  60
             Section 11.4  Extension; Waiver  . . . . . . . . . . . . .  60
             Section 11.5  Notices  . . . . . . . . . . . . . . . . . .  60
             Section 11.6  Descriptive Headings . . . . . . . . . . . .  62
             Section 11.7  Counterparts . . . . . . . . . . . . . . . .  62
             Section 11.8  Entire Agreement; Assignment . . . . . . . .  62
             Section 11.9  Governing Law  . . . . . . . . . . . . . . .  62
             Section 11.10  Specific Performance  . . . . . . . . . . .  62
             Section 11.11  Parties in Interest . . . . . . . . . . . .  63

 EXHIBITS

 Exhibit A   Form of Shareholder Agreement
 Exhibit B   Form of California Agreement of Merger
 Exhibit C   Form of Articles of Incorporation of the Surviving Corporation
 Exhibit D   Form of Bylaws of the Surviving Corporation
 Exhibit E   From of  Escrow Fund Agreement
 Exhibit F-1 Form of Company Affiliate Letter
 Exhibit F-2 Form of Parent Affiliate Letter
 Exhibit G   Form of Non-Competition Agreement
 Exhibit H   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
 Exhibit I   Form of Employment Agreement
 Exhibit J   Form of Opinion of Coblentz, Patch, Duffy & Bass, LLP



                           INDEX OF DEFINED TERMS

                                                                    SECTION
                                                                    -------
 Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . 6.2(a)
 Affected Employee . . . . . . . . . . . . . . . . . . . . . . . . . .  7.5
 Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.2(a)
 Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 APB 16  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.30
 Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.11(e)
 Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
 Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(b)
 CGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
 Closing Price . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(c)(ii)
 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
 Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Company Disclosure Schedule . . . . . . . . . . . . . . . . . . Article IV
 Company Benefit Plans . . . . . . . . . . . . . . . . . . . . . .  4.12(a)
 Company Board . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6
 Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
 Company Financial Statements  . . . . . . . . . . . . . . . . . . . .  4.5
 Company Indemnified Party . . . . . . . . . . . . . . . . . . . . . 7.3(a)
 Company Material Adverse Effect . . . . . . . . . . . . . . . . . . .  4.1
 Company Option  . . . . . . . . . . . . . . . . . . . . . . . .  3.1(d)(i)
 Company Stock Plan  . . . . . . . . . . . . . . . . . . . . . .  3.1(d)(i)
 Competing Proposal  . . . . . . . . . . . . . . . . . . . . . .  6.2(a)(x)
 Consent Solicitation  . . . . . . . . . . . . . . . . . . . . . . . .  2.2
 Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2
 Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.1
 DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
 Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)
 Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
 Environmental Claim . . . . . . . . . . . . . . . . . . . . . . 4.19(e)(i)
 Environmental Laws  . . . . . . . . . . . . . . . . . . . . . 4.19 (e)(ii)
 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.12(a)
 Escrow Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.3
 Escrow Fund Agreement . . . . . . . . . . . . . . . . . . . . . . . .  3.3
 Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(a)
 Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(a)
 Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
 Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
 Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . .4.4
 Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.2(f)
 Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . 10.1
 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . 4.14
 License Agreements  . . . . . . . . . . . . . . . . . . . . . . .  4.14(a)
 Licensed Software . . . . . . . . . . . . . . . . . . . . . . . .  4.14(j)
 Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.4
 Materials of Environmental Concern  . . . . . . . . . . . . . 4.19(e)(iii)
 Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
 Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Millennial Date Data  . . . . . . . . . . . . . . . . . . . . . .  4.14(j)
 Parent Financial Statement  . . . . . . . . . . . . . . . . . . . . .  5.8
 Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
 Parent Material Adverse Effect  . . . . . . . . . . . . . . . . . . .  5.1
 Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Proxy Statement/Prospectus/Consent Solicitation . . . . . . . . . . .  2.3
 Registration Statement  . . . . . . . . . . . . . . . . . . . . . . .  2.3
 SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3
 SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.8
 Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3
 Shareholder Approval Date . . . . . . . . . . . . . . . . . . . . . 6.2(a)
 Shareholder Indemnitors . . . . . . . . . . . . . . . . . . . . . Preamble
 Shareholder Agreement . . . . . . . . . . . . . . . . . . . . . . Recitals
 Shareholder Representative  . . . . . . . . . . . . . . . . . . . Preamble
 Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.14(i)
 Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
 Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.1
 Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . 6.2(b)
 Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . .  1.1
 System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.14(k)
 Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.11(q)
 Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.11(q)
 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.11(q)
 Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.2
 Third Party Claim . . . . . . . . . . . . . . . . . . . . . . . . . . 10.2
 Trade Secrets . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.14
 Trademarks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.14
 US GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5
 Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.2(c)





              AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

           This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement"), dated as of April 6, 1999, by and among Peerless Systems Corporation, a Delaware corporation ("Parent"), Auco Merger Sub, Inc. ("Sub"), Auco, Inc., a California corporation (the "Company"), and, for purposes of Article X and Article XI only, Mannan Latif (the "Shareholder Representative").

                                WITNESSETH:

           WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its shareholders to consummate, the merger (the "Merger") of a wholly owned subsidiary of Parent with and into the Company, upon the terms and subject to the conditions set forth herein;

           WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and its shareholders, has approved the transactions contemplated hereby and has resolved to recommend to the shareholders of the Company the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

           WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, a holder of outstanding shares of Common Stock of the Company has concurrently herewith entered into a Shareholder Agreement in the form of Exhibit A attached hereto (the "Shareholder Agreement"), pursuant to which, among other things, such shareholder has agreed (i) to vote shares of Common Stock and/or Preferred Stock of the Company held by him in favor of approval and adoption of this Agreement, and (ii) to convert any shares of Preferred Stock held by such shareholder into shares of Common Stock of the Company immediately prior to consummation of the transactions contemplated hereby;

           WHEREAS, the Board of Directors of each of Parent and the Company has approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the California General Corporation Law (the "CGCL");

           WHEREAS, for United States federal income tax purposes, it is intended that the Merger (as defined herein) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

           WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests.

           NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I

                                 THE MERGER

           Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with sections 1110 et seq. of the CGCL, Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3 hereof). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, properties, liabilities and obligations of Sub in accordance with the CGCL.

           Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., San Francisco time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in
 Article VIII (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 220, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto.

           Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in Article VIII of this Agreement and the Agreement of Merger between Sub and the Company together with the related officers' certificates required by section 1103 of the CGCL, in the form attached to this Agreement as Exhibit B (the "Merger Agreement"), the parties hereto shall file the Merger Agreement with the Secretary of State of the State of California, whereupon Sub shall be merged with and into the Company pursuant to sections 1100 et seq. of the CGCL. Concurrently with the filing of the Merger Agreement with the Secretary of State of the State of California and upon the terms and subject to the conditions set forth in
 Article VIII of this Agreement, the parties hereto shall file a Certificate of Merger with the Secretary of State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"). The parties hereto shall make all other filings, recordings or publications required by the CGCL and the DGCL in connection with the Merger. The Merger shall become effective at the time specified in the Merger Agreement or Certificate of Merger, as the case may be, which specified time shall be the same in each of the Merger Agreement and Certificate of Merger (the time at which the Merger becomes effective being the "Effective Time" of the Merger).

           Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in section 1107 of the CGCL and section 259 of the DGCL.

           Section 1.5 Charter and By-Laws. (a) Immediately after the Effective Time of the Merger, the articles of incorporation of the Surviving Corporation shall be as set forth in Exhibit C to this Agreement, and such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation of the Surviving Corporation.

                (b) Immediately after the Effective Time of the Merger, the by-laws of Surviving Corporation shall be as set forth in Exhibit D to this Agreement, and such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law and such by-laws of the Surviving Corporation.

           Section 1.6 Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In furtherance thereof, the Company shall secure, at the Effective Time of the Merger, such resignations of its incumbent directors as is necessary to enable the designees of Parent to be elected or appointed to the Board of Directors of the Company (the "Company Board"), and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed at the Effective Time. Concurrently, the Company, if requested by Parent, shall also take all action necessary to cause persons designated by Parent to be appointed to specified committees of the Company Board.

           Section 1.7 Officers. Except as provided in this Section 1.7, the officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                 ARTICLE II

                            SHAREHOLDER APPROVAL

           Section 2.1 Stockholders' Meeting. In order to consummate the Merger, Parent, acting through its board of directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting"), as soon as practicable after the Registration Statement (as defined in Section 2.3 hereof) is declared effective, for the purpose of considering and taking action upon this Agreement. Parent shall include in the Proxy Statement/Prospectus/Consent Solicitation (as defined in Section 2.3 hereof) the recommendation of the Board of Directors of Parent that stockholders of Parent vote in favor of the issuance of shares of Parent Common Stock (as defined in Section 3.1) pursuant to this Agreement. Nothing contained in the preceding sentence shall prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Parent shall use commercially reasonable efforts to ensure that the solicitation of the approval of its shareholders, by means of the Proxy Statement/ Prospectus/Consent Solicitation, of the issuance of shares of Parent Common Stock pursuant to this Agreement shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act, the DGCL and any other applicable laws.

           Section 2.2 Consent Solicitation. As soon as practicable after the Registration Statement is declared effective, in order to consummate the Merger, the Company shall commence a solicitation of consents (the "Consents") from the holders of all outstanding shares of the capital stock of the Company (the "Consent Solicitation") to approve the Merger and the consummation of the transactions contemplated hereby. The Consent Solicitation shall be included in the Proxy Statement/Prospectus/Consent Solicitation (as hereinafter defined). The effectiveness of such approval will be conditioned upon obtaining valid affirmative consents from holders of not less than a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock. Subject to the fiduciary duties of the Company's board of directors under applicable law, the Company shall include in the Consent Solicitation, the recommendation of its board of directors that the shareholders vote in favor of the Merger and the related transactions. Except as may be required by the Company's Board of Directors acting in compliance with their fiduciary duties, the Company shall use its commercially reasonable efforts in the making of the Consent Solicitation and in causing the approval of the Merger and the related transactions to become effective as soon as practicable after the Registration Statement is declared effective. The Company shall deliver to Parent, promptly after receipt, but in no case, more than two (2) business days after receipt, notice of receipt of all consents received pursuant to the Consent Solicitation and filing of such consents with the Secretary of the Company. The Company shall promptly file with the Secretary of the Company after receipt, but in no case, more than one (1) business day after receipt, all consents received pursuant to the Consent Solicitation. The Company shall ensure that the Consent Solicitation shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act, the CGCL and any other applicable laws.

           Section 2.3 Proxy Statement/Prospectus/Consent Solicitation; Registration Statement. In connection with the solicitation of approval of this Agreement, the issuance of Parent Common Stock pursuant to this Agreement and the Merger by Parent's shareholders, Parent shall prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use its commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus/Consent Solicitation and, after consultation with the Company, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement to be mailed to its shareholders. Parent shall include in the Proxy Statement/Prospectus/Consent Solicitation the recommendation of the board of directors of Parent that the shareholders of Parent vote in favor of the issuance of Parent Common Stock in connection with the Merger. Such definitive proxy statement shall also constitute (i) a prospectus of Parent with respect to the Parent Common Stock (as defined in Section 3.1) to be issued in the Merger and to be filed by Parent with the SEC as part of a registration statement on Form S-4 (the "Registration Statement") filed by Parent with the SEC for the purpose of registering such shares of Parent Common Stock (as defined in Section 3.1) under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Consent Solicitation of the Company (such proxy statement, prospectus and Consent Solicitation being hereinafter referred to as the "Proxy Statement/Prospectus/Consent Solicitation"), and (iii) the definitive proxy statement to be distributed to Parent's shareholders relating to the approval of the Merger, the issuance of Parent Common Stock (as defined in Section 3.1) in the Merger, and the transactions contemplated by this Agreement. The Company and Parent shall cooperate to promptly file the Registration Statement and shall use their reasonable efforts to have the Registration Statement declared effective by the SEC.

                                 ARTICLE III

               CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

           Section 3.1 Effect on Company Common Stock. In accordance with the Merger Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of common stock of Sub:

                (a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                (b) Conversion of Company Common Stock. Subject to Section 3.1(c) and Section 3.2(e) hereof, each issued and outstanding share of common stock, par value $0.001 per share ("Company Common Stock"), of the Company shall be converted into the right to receive 0.2585 of a fully paid and nonassessable share of common stock, par value $0.001 per share, of Parent (the "Parent Common Stock") (the "Exchange Ratio"). As of the Effective Time of the Merger, all such shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time of the Merger, each certificate theretofore representing shares of Company Common Stock, without any action on the part of the Company or the holder thereof, shall be deemed to represent that number of shares of Parent Common Stock determined by multiplying the shares of Parent Common Stock represented thereby by the Exchange Ratio. Each holder of a certificate representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, certificates representing the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.3 hereof, without interest.

                (c) Appraisal Rights. Holders of all shares of the outstanding capital stock of the Company for which dissenters' rights, if any, shall have been perfected under section 1300 et seq. of the CGCL (the "Dissenting Shares") shall have those rights, but only those rights, of holders of "dissenting shares" under section 1300 et seq. of the CGCL. The Company shall give Parent prompt notice of any demand, purported demand or other communication received by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares.

                (d) Assumption and Conversion of Company Options. (i) As of the Effective Time of the Merger, each outstanding option or warrant to purchase Company Common Stock (a "Company Option") issued under each stock option or warrant plan, program, agreement or arrangement of the Company (each a "Company Stock Plan") shall be assumed by Parent, and shall thereafter entitle the holder thereof to receive, upon the exercise thereof, that number of shares of Parent Common Stock equal to the product of: (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time of the Merger, and
 (y) the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the quotient obtained by dividing the exercise price per share of Company Common Stock subject to such Company Option by the Exchange Ratio, which exercise price per share shall be rounded up to the nearest two-place decimal. The number of shares of Parent Common Stock that may be purchased by a holder upon the exercise of any Company Option shall not include any fractional share of Parent Common Stock but shall be rounded, in the case of any Company Option other than an "incentive stock option" (within the meaning of section 422 of the Code), up and, in the case of any incentive stock option, down, to the nearest whole share, if necessary.

                     (ii) As of the Effective Time of the Merger, Parent shall assume in full each Company Option and all of the other rights and obligations of the Company under the Company Stock Plans as provided herein. Section 4.2 of the Company Disclosure Schedule sets forth a list summarizing all Company Options under all Company Stock Plans, including the term and the exercise price of each Company Option, and specifying which, if any, of the outstanding Company Options will accelerate or vest as a result of the transactions contemplated by this Agreement. The assumption of a Company Option by Parent shall not terminate or modify (except as required hereunder or as set forth in Section 4.2 of the Company Disclosure Schedule) any right of first refusal, right of repurchase, vesting schedule or other restriction on transferability relating to a Company Option. After such assumption, Parent shall issue, upon any partial or total exercise of any Company Option, in lieu of shares of Company Common Stock, the number of shares of Parent Common Stock to which the holder of the Company Option is entitled pursuant to this Agreement. The assumption by Parent of Company Options shall not give holders of such Company Options any additional benefits which they did not have immediately prior to the Effective Time of the Merger. Nothing contained in this
 Section 3.1(d) shall require Parent to offer or sell shares of Parent Common Stock upon the exercise of Company Options assumed by Parent if, in the reasonable judgment of Parent or its counsel, such offer or sale would not be in accordance with the applicable federal or state securities laws or would require registration thereunder other than as contemplated in the following sentence. Parent shall file with the SEC within two (2) days following the Effective Time of the Merger a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed by Parent. Parent shall use its commercially reasonable efforts to qualify as soon as practicable after the Effective Time of the Merger under the applicable state securities laws the issuance of the shares of Parent Common Stock to be issued upon exercise of such Company Options. Prior to the Effective Time of the Merger, the Company shall use its commercially reasonable efforts to make such amendments, if any, to the Company Stock Plans as shall be necessary to permit such assumption in accordance with this Section 3.1(d).

                     (iii) Parent and the Company shall use their commercially reasonable efforts to ensure that any Company Option that constitutes an incentive stock option immediately prior to the Effective Time of the Merger, shall continue to qualify as an incentive stock option pursuant to section 422 of the Code, and that the assumption of Company Options provided by this Section 3.1(d) shall satisfy the conditions of section 424(a) of the Code.

                     (iv) Except as may be otherwise agreed to by Parent and the Company or as otherwise contemplated or required to effectuate this
 Section 3.1(d), the Company Stock Plans shall terminate as of the Effective Time to the extent permitted thereunder.

                     (v) The Company shall use its commercially reasonable efforts to take all necessary actions to provide that as of the Effective Time no holder of Company Options under the Option Plans will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Company Option.

           Section 3.2 Exchange of Shares and Certificates. (a) Exchange Agent. As of the Effective Time of the Merger, Parent shall deposit with American Stock Transfer & Trust Company or such other bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 3.1 hereof in exchange for outstanding shares of Company Common Stock.

                (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger but in no event more than five (5) business days following the later of (x) the Closing Date or (y) the day that the Company provides to the Exchange Agent all information necessary to allow the Exchange Agent to make the exchange described in this Section, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, as applicable, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 3.2. No interest shall be paid or accrue on any cash payable in lieu of any fractional shares of Parent Common Stock.

                (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e) hereof, until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

                (e) Fractional Shares. (i) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

                     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to: (i) such fraction multiplied by
 (ii) the ten (10) day average closing sale price of the Parent Common Stock as reported on the NASDAQ National Market System for the period ending three (3) days prior to the Closing Date (such closing price being referred to herein as the "Closing Price").

                (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger, or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

                (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

           Section 3.3 Escrow Fund. At the Effective Time of the Merger or from time to time thereafter, Parent will deliver to the Escrow Agent (as defined in the Escrow Fund Agreement (as defined below)) certificates representing ten percent (10%) of the Parent Common Stock (as defined below) that is to be issued in the Merger to the shareholders of the Company and to option holders of the Company upon exercise of their options. Such shares, together with any other securities of the Company issued by means of dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like upon or with respect to such shares, being collectively referred to herein as the "Escrow Shares", shall be held as collateral for the indemnification obligations under
 Article X hereof and pursuant to the provisions of an escrow agreement in the form attached hereto as Exhibit E (the "Escrow Fund Agreement"). The disposition of the Escrow Shares by the Escrow Agent shall be governed by the terms of this Agreement and the terms and conditions of the Escrow Fund Agreement.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF COMPANY

           Except as set forth in the schedule delivered to Parent prior to the execution of this Agreement setting forth specific exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as set forth below:

           Section 4.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has no Subsidiaries. For purposes of this Agreement, (i) "Company Material Adverse Effect" means, individually or in the aggregate, a material adverse effect on the business, financial condition, prospects or results of operations of the Company taken as a whole, but shall not include any of the following in and of themselves, either alone or in combination: (A) any effect or change occurring as a result of: (1) general economic or financial conditions, or (2) other developments which are not unique to the Company but which also affect other companies that participate or are engaged in the lines of business in which the Company participates or is engaged, (B) any change or effect on the business or financial condition or performance of the Company following the date of this Agreement resulting from a reduction in or cancellation or adverse change in the terms of any agreement or other transaction with the Company (other than a reduction in or cancellation or adverse change in the terms of: (i) the Business Development Agreement No. N-A-1 dated
 September 6, 1996 and the Statement of Work 1 to BDA No. N-A-1 dated September 6, 1986 between the Company and Novell, (ii) Addendum C and Attachment B to the Software Development Agreement, dated February 15, 1999, between the Company and Seiko Epson Corporation, (iii) the Memorandum of Understanding, dated August 17, 1998, entered into between the Company and International Business Machines Corporation ("IBM") entered into pursuant to the Base Agreement, dated August 14, 1998, between the Company and IBM, and (iv) the Addendum C, dated March 25, 1999, to the the Auco Professional Services Agreement, dated September 20, 1996, as amended, between the Company and Toshiba America Information Services, attributable to: (1) the announcement of this Agreement or the transactions contemplated hereby, or (2) Parent's or any affiliate of Parent's announcement or other communication of its plans or intentions with respect to the conduct of any business of the Company, and (C) the termination or resignation of any employee or consultant other than Adam Au, Paul Kwan, Mannan Latif or Howard Sidorsky, and (ii) "Subsidiary" shall mean, with respect to the Company or Parent, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

           Section 4.2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 35,000,000 shares of Company Common Stock, of which 3,389,403 shares are issued and outstanding as of the date hereof, (ii) 10,000,000 shares of Preferred Stock, of which (x) 3,250,000 have been designated Series A Preferred Stock, 3,228,000 shares of which are issued and outstanding as of the date hereof, and (y) 3,000,000 have been designated Series B Preferred Stock, 1,413,000 shares of which are issued and outstanding as of the date hereof. Not more than $50,000 in aggregate principal amount and accrued and unpaid interest of Voting Debt (as defined below) is outstanding on the date hereof or will be outstanding on the Closing Date. As of the date hereof,
 (i) no shares of the Company Common Stock are issued and held in the treasury of the Company, and (ii) 3,144,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options. All of the outstanding shares of the Company Capital Stock are, and all such shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable state and federal securities laws. The rights, preferences and privileges of each series of Company Preferred Stock are as set forth in the Articles of Incorporation of the Company. Since the date of the filing of the Articles of Incorporation of the Company, there have not occurred any events that would cause any adjustment or readjustment in the applicable conversion prices of any of such series of Company Preferred Stock. Each share of each series of Company Preferred Stock is convertible into one share of Company Common Stock. The Voting Debt (as defined below) will convert into not more than 20,000 shares of Company Common Stock at the Effective Time.

                (b) The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or ownership interest (financial or otherwise) in any business, excluding the ownership, as a passive investor, of less than one percent (1%) of the outstanding securities of any publicly-traded entity.

                (c) Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                (d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

                (e) Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

                (f) No Indebtedness (as defined below) of the Company contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or
 (iii) the ability of the Company to grant any lien on its properties or assets. For purposes of this Agreement, "Indebtedness" shall mean: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created,
 (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

           Section 4.3 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock and Company Preferred Stock, voting together as a single class. This Agreement has been duly executed by the Company, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           Section 4.4 Consents and Approvals; No Violations. Except for the filing and recordation of an Agreement of Merger and Certificate of Merger in accordance with the requirements of the CGCL and the DGCL, respectively, and the approval of the Merger by the shareholders of the Company pursuant to the Consent Solicitation, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "Governmental Entity"), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation of the Company or Bylaws or comparable charter documents of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any mortgage, pledge, charge, security interest, claim or encumbrance of any kind (collectively, a "Lien")) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which any of the Company is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except with respect to clauses (ii) and (iii), where such violation, breach, default or creation of a Lien would not result in a Company Material Adverse Effect.

           Section 4.5 Financial Statements. The Company has previously provided Parent with its unaudited balance sheets as of December 31, 1998, December 31, 1997 and December 31, 1996, its unaudited balance sheet as of January 31, 1999 (the "Balance Sheet"), and the related statements of results of operations for the fiscal year and the period then ended, annual (the "Company Financial Statements"). The Company Financial Statements for the years ended December 31, 1998, December 31, 1997 and December 31, 1996 have not been audited. The Company's Financial Statements are complete and correct in all material respects and fairly present, in accordance with United States generally accepted accounting principles ("US GAAP") consistently applied, the financial position of the Company as of such dates and its results of operations for such fiscal periods, except, for normal recurring year end adjustments, which adjustments will not be material, in the aggregate.

           Section 4.6  Absence of Certain Changes.

           Except as and to the extent set forth in the Company's Financial Statements, since December 31, 1998, the Company has not:

                (a)  suffered any Company Material Adverse Effect;

                (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $20,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                (c) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since December 31, 1998;

                (d) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for Liens for current taxes not yet due or Liens the incurrence of which would not have a Company Material Adverse Effect;

                (e) written down the value of any of its material inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

                (f) cancelled any debts or waived any claims or rights of substantial value;

                (g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                (h) granted any increase in the compensation or benefits of any director, officer, employee or consultant of the Company, (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company, and no such increase is customary on a periodic basis or required by agreement or understanding;

                (i)  made any change in severance policy or practices;

                (j) made any capital expenditure or acquired any property or assets (other than new materials and supplies) for a cost in excess of $20,000, in the aggregate;

                (k) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

                (l) made any change in any method of tax or financial accounting or accounting practice or made or changed any material election for Federal, state, local or foreign income tax purposes;

                (m) made any material tax election, settled or compromised any Federal, state, local or foreign income tax liability, or waived or extended the statute of limitations in respect of any such taxes;

                (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate or associate of any of its officers, directors or shareholders except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended December 31, 1998;

                (o) issued any shares of its capital stock, or issued any options or warrants to purchase any shares of its capital stock; or

                (p) agreed, whether in writing or otherwise, to take any action described in this Section 4.6.

           Section 4.7 No Undisclosed Liabilities. Except as and to the extent provided in the Balance Sheet, the Company had at December 31, 1998 no material liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured) not fully reflected or fully reserved against in the Balance Sheet or incurred other than in the ordinary course.

           Section 4.8 No Default. The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of: (i) its Articles of Incorporation or Bylaws, or comparable charter documents, (ii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except with respect to clauses (ii) and
 (iii), where such violation, breach, default or creation of a Lien would not result in a Company Material Adverse Effect.

           Section 4.9 Litigation. There is no action, suit, proceeding, arbitration, investigation pending or, to the knowledge of the Company, threatened which involves the Company. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information, techniques, patents, patent applications, copyrights, trade secrets, inventions, technology, know-how, computer software, including object and source code, enhancements, updates, derivative versions and all related programmer and user documentation or other intellectual property rights allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order or decree of any Governmental Entity. There is no action, suit, proceeding, arbitration or investigation by the Company currently pending or which the Company presently intends to initiate.

           Section 4.10 Compliance with Laws. The Company is in compliance with, and has not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the business, properties or assets of the Company, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the Company's knowledge, threatened against the Company alleging any such violation, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect.

           Section 4.11  Taxes.

                (a) Giving effect to all extensions validly obtained, the Company has: (x) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, correct and complete and (y) timely paid or there has been paid on its behalf, or where payment is not yet due, have established or have had established on its behalf, or will establish or cause to be established on or before the Closing Date on its books and records an adequate accrual for the payment of, all Taxes (as defined below) due or claimed to be due from it by any taxing authority;

                (b) The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Section 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and has, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable laws;

                (c) There are no liens for Taxes upon the assets or properties of the Company except for statutory liens for current Taxes not yet due;

                (d) The Company has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents that are still in effect regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company;

                (e) No federal, state, local or foreign audits, examinations or other administrative proceedings or court proceedings ("Audits") exist or have been initiated or completed with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company;

                (f) The Company has not requested nor received an adverse ruling from any taxing authority or signed a closing or other agreement with any taxing authority;

                (g) None of the Tax Returns of the Company has ever been Audited by the applicable taxing authority, and the applicable statute of limitations for the assessment of Taxes for taxable periods ending before December 31, 1995 has expired;

                (h) Except for any adjustment which may be required by the change in filing Tax returns described in Section 4.11 of the Company Disclosure Schedule or by the transactions contemplated by the terms of this Agreement, the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method);

                (i) The Company is not a party to, or bound by, and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement;

                (j) No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes;

                (k) The reserves for Taxes (determined in accordance with US GAAP) reflected in the most recent financial statements of the Company are adequate in accordance with US GAAP for the payment of all Taxes incurred or which may be incurred by the Company through the date thereof. Since the date of the most recent financial statements of the Company, the Company has not incurred any liability for Taxes other than in the ordinary course of business;

                (l) The Company is not and has not been a member of an affiliated group (or similar state or local filing group for Tax purposes);

                (m) The Company is not and has never been a United States real property holding company as defined in Section 897(c)(2) of the Code;

                (n) The Company is not a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
 Section 280G of the Code;

                (o) The Company has not received notice of any claim made by a governmental authority in a jurisdiction where the Company, as applicable, does not file a Tax Return, that the Company is or may be subject to taxation by that jurisdiction;

                (p) The Company has previously delivered or made available to Parent complete and accurate copies of each of: (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a taxing authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company, and (iii) any closing agreements entered into by the Company with any taxing authority in each case existing on the date hereof. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof.

                (q) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes or the refiling of any such Tax Return previously filed.

           Section 4.12  ERISA.

                (a) Section 4.12 of the Company Disclosure Schedule contains a true, complete and correct list of each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each employment, change in control, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, life or other insurance, supplemental unemployment benefits or other plan, program, agreement, arrangement or material understanding (whether formal or informal or whether or not legally binding) (all the foregoing being herein called the "Company Benefit Plans"), sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any current or former employee or consultant of the Company. The Company has provided to Parent a true and correct copy of, where applicable, all material documents related to the Company Benefit Plans, including: (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) a copy of each Company Benefit Plan and any summary plan description or Summary of Material Modification, (iii) each trust agreement and group annuity contract, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA, and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code. No amendments or promises have been made with respect to any Company Benefit Plans which would increase the expense of maintaining such Company Benefit Plan.

                (b) No Company Benefit Plans nor benefit plans of any entity which would be treated as a "single employer" with the Company under
 Section 4001(b) of ERISA are subject to Title IV of ERISA. Except as set forth in Section 4.12 of the Company Disclosure Schedule, with respect to the Company Benefit Plans, in the aggregate, no event has occurred and to the Company's knowledge, there exists no condition or set of circumstances which are reasonably likely to occur in connection with which the Company would be subject to any liability that would have a Company Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

                (c) With respect to Company Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with US GAAP in the Financial Statements, except for obligations that would not, in the aggregate, have a Company Material Adverse Effect.

                (d) Each of the Company Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance with applicable laws and regulations, including, but not limited to, ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and the Code, except for failures to comply that, in the aggregate, would not have a Company Material Adverse Effect.

                (e) Each of the Company Benefit Plans which is intended to be a qualified plan within the meaning of section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified or tax-exempt status, or the Company has applied to the IRS for such a determination prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each fund established under a Company Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

                (f) The Company is not a party to any collective bargaining agreement.

                (g) The Company has no obligation for retiree health, medical or life insurance benefits under any plan referred to in Section 4.12(a) other than (i) coverage mandated by applicable laws, (ii) deferred compensation benefits accrued as liabilities on the Balance Sheet, or (iii) benefits, the full cost of which is borne by the current or former employee (or a beneficiary thereof).

                (h) No Company Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA or a "multiple employer plan" as such term is defined in Section 413(c) of the Code.

                (i) Each Company Benefit Plan can be terminated within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

                (j) No Company Benefit Plan is under actual or, to the Company's knowledge, threatened investigation, audit or review by any governmental agency, or the subject of any claim, lawsuit, arbitration or other proceeding.

                (k) No amounts paid by the Company to any ERISA Plan would fail to be deductible under Section 404 of the Code.

           Section 4.13  Change in Control.  Except as set forth in Section
 4.13 of the Company Disclosure Schedule, the Company is not a party to any option, warrant, contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision. Except as so disclosed, the consummation of the transactions contemplated hereby will not (i) (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company to any person, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due from the Company to any person.

           Section 4.14 Intellectual Property. The Company owns or has a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents; copyrights (including any registrations, renewals and applications for any of the foregoing); Software; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets," and together with the foregoing, the "Intellectual Property") used in or necessary for the conduct of the business of Company as currently conducted or, to the Company's knowledge, as contemplated to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect.

                (a) Section 4.14(a)(i) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign: (i) patents and patent applications; (ii) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks;
 (iii) copyright registrations and applications, and material unregistered copyrights, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).
 Section 4.14(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements (except for end-user license and support/maintenance agreements entered into in the ordinary course of business ("User Agreements")) granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property to which the Company is a party or otherwise bound (collectively, the "License Agreements"), indicating for each the title, the parties, and the date executed.

                (b) Except for User Agreements and License Agreements, to the Company's knowledge, the Intellectual Property is owned by the Company free and clear of all Liens, and the Company, to the extent noted on
 Section 4.14(a)(i) of the Company Disclosure Schedule, is listed in the records of the appropriate United States, state, or foreign agency as the sole owner of record for each application and registration listed on
 Section 4.14(a)(i) of the Company Disclosure Schedule.

                (c) The Intellectual Property owned by the Company and, to the Company's knowledge, any Intellectual Property used by the Company, is valid and subsisting, and has not been cancelled, expired, or abandoned. There is no pending, or to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed on Section 4.14(a)(i) of the Company Disclosure Schedule, or, to the Company's knowledge, against any Intellectual Property licensed to the Company.

                (d) To the Company's knowledge (but without conducting any patent search), the conduct of the Company's business as currently conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). There are no claims or suits pending or to the Company's knowledge threatened, and the Company has not received any notice of a third party claim or suit: (i) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property.

                (e) There are no settlements, forebearances to sue, consents, judgments, or orders to which the Company is a party which (i) restrict the Company's rights to use any Intellectual Property, (ii) restrict the Company's businesses in order to accommodate a third party's Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company. The Company has not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the User Agreements and/or License Agreements, and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Intellectual Property, except pursuant to the License Agreements. To the Company's knowledge, the License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and to the Company's knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such License Agreement.

                (f) The Company takes reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. No Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company's proprietary interests in and to such Trade Secrets other than disclosures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. To the Company's knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

                (g) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company, and no such claims have been brought against any third party by the Company.

                (h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's right to own or use any of the Intellectual Property, which loss or impairment is reasonably likely to have a Company Material Adverse Effect, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property, the failure of which to obtain is reasonably likely to have a Company Material Adverse Effect.

                (i) Section 4.14(a)(ii) of the Company Disclosure Schedule lists all Software (as defined below) (other than software applications programs that are readily available) which is owned, licensed, leased, or otherwise used by the Company, and identifies which Software is owned, licensed, leased, or otherwise used, and lists all Software sold, licensed, leased or otherwise distributed by the Company to any third party. With respect to the Software set forth in Section 4.14(a)(ii) of the Company Disclosure Schedule which the Company purports to own, such Software was either developed: (i) by employees of the Company within the scope of their employment; or (ii) by independent contractors who have assigned their rights to the Company pursuant to written agreements. For purposes of this
 Section 4.14, "Software" means any and all of the following to the extent they are readily identifiable: (x) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (y) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of the Company, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

                (j) To the Company's knowledge, the Company has implemented and/or is currently implementing revisions and related testing of its material Software that it licenses and maintains pursuant to contracts with third parties ("Licensed Software") in order to enable such Software to process accurately (including calculating, comparing and sequencing) in all material respects properly formatted date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Millennial Date Data").

                (k) The Company is in the process of obtaining written representations or assurances from each third party that: (i) provides Millennial Date Data to the Company, (ii) processes Millennial Date Data for the Company, or (iii) otherwise provides any material product or service to the Company that is dependent upon any Software, microcode, chip or hardware system or component, including any electronic or electronically controlled system or component (a "System") that processes any Millennial Date Data, stating that all of such Systems that are used for, or on behalf of, the Company will process Millennial Date Data without materially affecting the supply of such product or service to the Company after December 31, 1999.

           Section 4.15 Proprietary Information and Inventions Agreements. Each current and former employee and officer of the Company has executed an Agreement Regarding Confidential Information and Inventions, or an Employee Proprietary Information Agreement or similar such agreement, in substantially the form previously provided or made available to Parent.
 The Company is not aware that any of the current or former employees of the Company is in violation thereof.

           Section 4.16  Contracts and Commitments.

      Except as set forth in Section 4.16 of the Company Disclosure Schedule or in the Company Financial Statements:

                (a) There are no purchase contracts or commitments (i) under which the Company is required to pay in excess of $20,000 annually;

                (b) There are no outstanding sales contracts, commitments, or written memoranda of understanding of the Company that call for the payment or receipt of more than $25,000, which the Company believes will result in any loss in excess of $10,000 to the Company upon completion or performance thereof;

                (c) Except as set forth in the Company Disclosure Schedule, the Company has no outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not cancellable by it on notice of not longer than 30 days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                (d) The Company is not in default, nor is there any basis for any valid claim of default, under any material contract made or obligation owed by it;

                (e) The Company is not restricted by agreement from carrying on its business anywhere in the world;

                (f) The Company is not under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers;

                (g) The Company has no obligation for borrowed money, including guarantees of or agreements to acquire any such obligation of others;

                (h) The Company has no outstanding loan to any person other than to the Company;

                (i) The Company has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent, or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization, or other entity;

                (j) None of the officers, directors or shareholders of the Company has any interest in any property, real or personal, tangible or intangible, including without limitation the Intellectual Property Rights, that is material to the conduct of the business of the Company; and

                (k) Other than as listed on Section 4.16(a) through 4.16(k) of the Company Disclosure Schedule, the Company has no agreements, contracts, commitments, or restrictions that are material to its business, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations or which require the making of any charitable contribution.

           Section 4.17 Labor Matters. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where non-compliance would not result in a Company Material Adverse Effect. The Company has not received any notice from any Governmental Entity, and to the knowledge of the Company, there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company and there is neither pending nor, to the knowledge of the Company, threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Section 4.17 of the Company Disclosure Schedule lists all current officers, directors, and employees of the Company.

           Section 4.18 Personnel. Section 4.18 of the Company Disclosure Schedule sets forth a complete and correct list of the names and current salaries of each employee of the Company as of the date of this Agreement, and of all employment, compensation, severance, consulting or indemnification contracts between the Company and its present or former employees, officers, directors and consultants to the extent the Company has any continuing obligations thereunder. The Company has made available to Parent true and correct copies of all such agreements.

           Section 4.19  Environmental Matters.

                (a) The Company is in compliance with all Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof. The Company has not received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such compliance, and, to the knowledge of the Company, there are no material circumstances that may prevent or interfere with such compliance in the future. There are no permits or other governmental authorizations currently held by the Company pursuant to the Environmental Laws.

                (b) To the knowledge of the Company, there are no Environmental Claims (as hereinafter defined) pending, alleged or threatened against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

                (c) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as hereinafter defined) by or attributable to the Company that could form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

                (d) Without in any way limiting the generality of the foregoing and to the Company's knowledge (which limitation applies to clauses (i)-(iv) below), (i) all on-site and off-site locations where the Company has stored Materials of Environmental Concern are identified in
 Section 4.19(d)(i) of the Company Disclosure Schedule, (ii) any underground storage tanks, and the capacity and contents of such tanks, if known to the Company located on property owned or leased by the Company are identified in Section 4.19(d)(ii) of the Company Disclosure Schedule, (iii) except as set forth in Section 4.19(d)(iii) of the Company Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, and
 (iv) no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned or leased by the Company.

                (e)  For purposes of this Agreement:

                     (i) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from
 (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                     (ii) "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                     (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, but excluding materials commonly employed or wastes commonly generated in office operations and/or janitorial operations.

           Section 4.20  Insurance.

                (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the respective dates set forth in Section 4.20(a) of the Company Disclosure Schedule without the payment of additional premiums and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                (b) All pending claims, if any, made against the Company that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 4.20(b) of the Company Disclosure Schedule; no such claims have been denied coverage during the last three years. During the last six months, no policy of the Company has been cancelled by the issuer thereof. During the last six months, the Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

           Section 4.21 Customers. Section 4.21 of the Company Disclosure Schedule sets forth a list of the Company's ten (10) largest customers in terms of gross sales for the fiscal year ended December 31, 1998. Since December 31, 1998, there has not been any material adverse change in the business relationships of the Company with any of the customers listed in
 Section 4.21 of the Company Disclosure Schedule.

           Section 4.22 Title to Properties; Encumbrances. The Company owns no real property. The Company has good, valid and marketable title to all the tangible properties and assets which it purports to own, including, without limitation, all the properties and assets reflected in the Balance Sheet, and all the properties and assets purchased by the Company since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory) are listed in Section 4.22 of the Company Disclosure Schedule. All such properties and assets are free and clear of all mortgages, title defects or objections, Liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) liens shown on the Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists, (b) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company and which have arisen only in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, and (c) liens for current taxes not yet due.

           Section 4.23 Equipment. The equipment of the Company is in good operating condition and repair and is adequate for the uses to which it is being put. None of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

           Section 4.24 Leases. Section 4.24 of the Company Disclosure Schedule contains a list of all leases, all of which have been previously delivered to Parent. All such leases are valid, binding and enforceable against the Company in accordance with their terms, and are in full force and effect; there are no existing defaults by the Company thereunder; and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by the Company thereunder.

           Section 4.25 Receivables. All accounts and notes due and uncollected as reflected on the Balance Sheet, and all accounts and notes due and uncollected arising subsequent to December 31, 1998: (i) have arisen in the ordinary course of business of the Company, (ii) represent valid obligations due to the Company enforceable in accordance with their terms, and (iii) subject only to the reserve for doubtful accounts, computed in a manner consistent with past practice, have been collected or, if the Company were to apply all payments received from customers with past due accounts to the oldest receivable from such customer, would be collectible in accordance with past practice within 120 days from the date of invoice in the aggregate recorded amounts thereof, without being subject to any recoupments, set-offs or counterclaims.

           Section 4.26 Related Party Transactions. No contracts or agreements are in effect as of the date hereof between the Company on the one hand, and employees or affiliates of the Company, on the other hand. For purposes of this Section 4.26 of the Company Disclosure Schedule, an "affiliate" of any Person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control", when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

           Section 4.27 Absence of Certain Payments. Neither the Company, nor, to the Company's knowledge, any of its affiliates or any of their respective officers, directors, employees or agents or other people acting on behalf of any of them have: (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any Governmental Entity, and (ii) without limiting the generality of the preceding clause
 (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither the Company, nor, to the Company's knowledge, any of its affiliates or any of their respective directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

           Section 4.28 Brokers or Finders. The Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person retained by it is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

           Section 4.29 Books and Records. The books of account and other financial and corporate records of the Company are complete and correct in all material respects, and are maintained in accordance with good business practices. The minute books and stock record books of the Company contain all: (i) minutes of meetings of the stockholders, boards of directors and any committees of the boards of directors, (ii) written statements of actions taken by the shareholders, boards of directors and any committees of the boards of directors without a meeting, and (iii) records of the issuance, transfer, transfer and cancellation of all shares of capital stock and other securities, in each case since the date of incorporation of the Company. Such minute books and stock record books are true and complete in all material respects.

           Section 4.30 Accounting Matters; Reorganization. To the knowledge of the Company, neither the Company, nor any of its directors, officers or shareholders, has taken any action which would prevent (a) the accounting for the Merger as a pooling of interests for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16 and the interpretative releases pursuant thereto (collectively, "APB 16") and the pronouncements of the SEC, or (b) the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

           Section 4.31 Pooling Letter. The Company has received from PricewaterhouseCoopers LLP a letter, dated not earlier than five (5) days prior to the date hereof, to the effect that, subject to the qualifications contained therein, the Merger qualifies for pooling of interests treatment for financial reporting purposes in accordance with APB 16 and the pronouncements of the SEC.

           Section 4.32 Information in Proxy Statement/Prospectus/Consent Solicitation. No information provided by the Company in writing for inclusion in the Registration Statement and the Proxy Statement/Prospectus/Consent Solicitation (or any amendment thereof or supplement thereto) will, at the date mailed to the shareholders of the Company and at the time of the effectiveness of the Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. No representation is made by the Company with respect to statements made therein based on any other information, including information supplied by Parent or Sub in writing expressly for inclusion in the Registration Statement. The Company agrees to correct promptly any such information provided by it that shall have become false or misleading in any material respect and to use its commercially reasonable efforts to take all steps necessary to cooperate with Parent in filing with the SEC and having declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus/Consent Solicitation so as to correct the same and to cause the Proxy Statement/Prospectus/Consent Solicitation as so corrected to be disseminated to the Company's shareholders and Parent's stockholders to the extent required by applicable law. The Consent Solicitation shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act, the CGCL and all other applicable laws.

           Section 4.33 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in any schedule or certificate furnished or to be furnished by the Company to Parent, or any of its representatives pursuant to the provisions hereof taken as a whole, contains as of the date hereof any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

           Parent and Sub represent and warrant to the Company as set forth below:

           Section 5.1 Organization. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of Parent and Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means, individually or in the aggregate, a material adverse effect on the business, financial condition, prospects or results of operations of Parent and its Subsidiaries (as defined below), taken as a whole, but shall not include any of the following in and of themselves, either alone or in combination: (A) any effect or change occurring as a result of (1) general economic or financial conditions, or (2) other developments which are not unique to Parent but which also affect other persons who participate or are engaged in the lines of business in which Parent participates or is engaged; or (B) any change or effect on the business or financial condition or performance of Parent following the date of this Agreement, resulting from a delay of, reduction in or cancellation or change in the terms of any agreement or other transaction with Parent attributable to (1) the announcement of this Agreement or the transactions contemplated hereby, or (2) Parent's or any of its affiliates' announcement or other communication of its plans or other intentions with respect to the conduct of the business of the Company.

           Section 5.2 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger have been duly and validly authorized by the Board of Directors of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Merger other than, with respect to the Parent Common Stock to be issued in the Merger, the approval of a majority of the outstanding Parent Common Stock. This Agreement has been duly executed by Parent and Sub, and constitutes a valid and binding agreement of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           Section 5.3 Consents and Approvals; No Violations. Except for the filing and recordation of an Agreement of Merger, in accordance with the requirements of the CGCL, the filing of a Certificate of Merger, in accordance with the requirements of the DGCL, and the approval of the stockholders of Parent of the Merger and the issuance of the Parent Common Stock in the Merger, neither the execution, delivery or performance of this Agreement by Parent and Sub, the consummation by Parent and Sub of the transactions contemplated hereby, nor compliance by Parent and Sub with any of the provisions hereof will: (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the charter or bylaws of Parent or any of its Subsidiaries (including Sub), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries (including Sub) is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, any of its Subsidiaries (including Sub) or any of their properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, (A) materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or
 (B) result in a Parent Material Adverse Effect.

           Section 5.4 Pooling Letter. Parent has received from PricewaterhouseCoopers LLP, Parent's independent auditor, a letter, dated not earlier than five (5) days prior to the date hereof, to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes in accordance with APB 16 and the pronouncements of the SEC.

           Section 5.5 Accounting Matters; Reorganization. To the knowledge of Parent, neither Parent nor any of its directors, officers or stockholders, has taken any action which would prevent: (a) the accounting for the Merger as a pooling of interests for financial reporting purposes in accordance with APB 16 and the pronouncements of the SEC, or (b) the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

           Section 5.6 Brokers or Finders. Neither Parent nor any of its Subsidiaries or affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Dain Rauscher Wessels whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm.

           Section 5.7 Information in Proxy Statement/Prospectus/Consent Solicitation. The Registration Statement and the Proxy Statement/Prospectus/ Consent Solicitation (or any amendment thereof or supplement thereto) will not, at the date it becomes effective, the date it is mailed to the shareholders of the Company, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus/Consent Solicitation. Each of Parent and Sub agrees to correct promptly any such information provided by it that shall have become false or misleading in any material respect and to use its commercially reasonable efforts to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus/Consent Solicitation so as to correct the same and to cause the Proxy Statement/Prospectus/Consent Solicitation as so corrected to be disseminated to Parent's stockholders and the Company's shareholders to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus/Consent Solicitation shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and all other applicable laws.

           Section 5.8 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company a true and complete copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 1998, its Quarterly Reports on Form 10-Q for the quarters ended April 30, 1998, July 31, 1998 and October 31, 1998 any Current Reports on Form 8-K filed since January 1, 1998 and a copy of its proxy Statement dated June 18, 1998 (collectively, the "SEC Documents"), which Parent filed under the Exchange Act with SEC. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading, except to the extent corrected by a document subsequently filed by or on behalf of Parent with the SEC. The consolidated financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") are complete and accurate, comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved, and fairly present the consolidated financial position of Parent and the results of its operations and its cash flows as of the respective dates and for the periods indicated thereon (subject, in the case of the unaudited statements, to normal recurring accounting adjustments). Since October 31, 1998, no event has occurred which could reasonably be expected to result in a Parent Material Adverse Effect.

           Section 5.9 Employee Benefit Matters. As of the date hereof, Parent has no intention of: (i) terminating the employment of any of the employees of the Company, (ii) adversely modifying or affecting the employee compensation afforded to such employees as of the Effective Time, or (iii) not providing the employees of the Company with comparable types and levels of employee benefits maintained by Parent for similarly situated employees of Parent, as determined from time to time by Parent.

                                 ARTICLE VI

                          COVENANTS OF THE COMPANY

           The Company hereby covenants and agrees as follows:

           Section 6.1 Conduct of Business Pending Merger. Except as otherwise specifically provided in this Agreement, from the date of this Agreement to the earlier of Effective Time or termination, the Company will: (i) conduct its operations only in the ordinary and usual course of business and consistent with past practices, and (ii) use its reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Company will not, directly or indirectly, prior to the Effective Time, without the prior written consent of Parent:

                (a) propose or adopt any amendment to or otherwise change its charter or bylaws or other organizational documents;

                (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class or any other securities of, or any other ownership interest in, the Company (except for the issuance of Company Common Stock upon conversion of Company Preferred Stock, or upon exercise of Company Options which are outstanding as of the date of this Agreement) or amend any of the terms of any such securities or agreements outstanding on the date hereof; provided, that prior to the Effective Time, the Company may grant Company Options to newly hired employees and consultants of the Company in numbers (measured in terms of shares of Company Common Stock issuable upon the conversion of such Company Options) not to exceed 10,000 to any individual nor 50,000 in the aggregate.

                (c) reclassify, combine, split or subdivide any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other than any dividend declared prior to the date hereof;

                (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding shares or other securities of the Company, except pursuant to the Company Stock Plans;

                (e) organize any new subsidiary, acquire any capital stock or equity securities of any corporation or acquire any equity or ownership interest (financial or otherwise) in any business;

                (f) (i) incur, assume or prepay any material liability, or incur any indebtedness for borrowed money other than in accordance with the Company's current financing arrangements, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party,
 (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any Lien thereupon, or (v) authorize any new capital expenditures which, individually or in the aggregate, are in excess of $25,000;

                (g) license (except in the ordinary course of business) or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any of the Company's Intellectual Property Rights, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                (h) enter into any agreement, contract, commitment or transaction other than in the ordinary course of business, consistent with past practices;

                (i) make any change in the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees who are not officers or directors or affiliates in the ordinary course consistent with past practice) or to persons providing management services;

                (j) make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to a Company Benefit Plan or otherwise;

                (k) cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

                (l) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into a term sheet, letter of intent, agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities;

                (m) make any change with respect to accounting policies or procedures in effect as of the Company's fiscal year ended December 31, 1998;

                (n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Indebtedness, other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, of liabilities reflected or reserved against in the Company's Financial Statements or incurred in the ordinary course of business consistent with past practices since the date thereof;

                (o) (i) change any of the accounting principles used by it unless required by GAAP, (ii) take or allow to be taken any action which would jeopardize the treatment of Parent's business combination with the Company as a pooling of interests for financial reporting purposes in accordance with APB 16 and the pronouncements of the SEC, or (iii) take or allow to be taken any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

                (p) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; or

                (q) commit or agree (in writing or otherwise) to take any of the foregoing actions or any action which would cause the failure of the conditions set forth in Section 8.3(a) or Section 8.3(b).

           Section 6.2 No Solicitation of Competing Transaction. (a) Neither the Company nor any affiliate, as defined in Rule 12b-2 promulgated under the 1934 Act (an "Affiliate") of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company and each Affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Parent, any of its Affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any capital stock of the Company, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company, division or operating or principal business unit of the Company (an "Acquisition Proposal"). Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the date of the approval of this Agreement and the Merger by the shareholders of the Company pursuant to the Consent Solicitation (the "Shareholder Approval Date"), the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

                (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith, represents a superior transaction to the Merger (a "Competing Proposal") and in the good faith judgment of the Company Board the person or entity making such Competing Proposal appears to have the financial means, or the ability to obtain the necessary financing to conclude such Competing Proposal; and

                (y) in the opinion of the Company Board such action is required to discharge the Company Board's fiduciary duties to the Company's shareholders under applicable law following receipt of advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would result in a reasonable possibility that the Company Board would violate its fiduciary duties to the Company's shareholders under applicable law.

 The Company will immediately notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

                (b) Except as set forth below in this subsection (b), neither the Company Board nor any committee thereof shall: (i) fail to include, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the Shareholder Approval Date, the Company Board may not include or may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any Acquisition Proposal which satisfies the requirements of each of subsection (x) and subsection (y) of Section 6.2(a) hereof (any such Acquisition Proposal, a "Superior Proposal"), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal.

           Section 6.3  Shareholder Approval.  Subject to the provisions of
 Section 6.2 hereof, the Company shall use its reasonable best efforts to take all action necessary, in accordance with the CGCL and its Articles of Incorporation and Bylaws, to cause its shareholders to consider and act upon this Agreement and the Merger as soon as practicable.

           Section 6.4 Further Information. As soon as such information becomes available, and in any event not later than thirty days after the end of each fiscal month, the Company shall provide to Parent an unaudited consolidated balance sheet as of the end of such month and the related consolidated statements of results of operations for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

           Section 6.5 Access; Confidentiality. Subject to: (i) the Company's confidentiality obligations to third parties, and (ii) the terms of the Confidentiality Agreement, dated January 25, 1999, between Parent and the Company, the Company shall afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, full access during normal business hours from the date hereof until the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall furnish promptly to the Parent all other information concerning its business, properties and personnel as Parent may reasonably request.

                                 ARTICLE VII

                               OTHER COVENANTS

           Section 7.1  Commercially Reasonable Efforts.

                (a) Subject to Section 6.2 hereof, prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent and the Company agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to: (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. Notwithstanding the foregoing, neither Parent nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Company's freedom of action with respect to, or their ability to retain, the Company or any material portions thereof or any of the businesses, product lines, properties or assets of the Company.

                (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Merger. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding the Merger. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Merger, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of the Merger, the Company shall use its best efforts to effect such transfers, amendments or modifications.

                (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require either the Company or Parent to commence any litigation against any entity in order to facilitate the consummation of any of the Merger or to defend against any litigation brought by any third party or Governmental Entity seeking to prevent the consummation of any of the Merger.

           Section 7.2 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, until the Effective Time, or the date this Agreement is terminated or abandoned pursuant to
 Article IX hereof, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

           Section 7.3  Directors' and Officers' Insurance and Indemnification.

                (a) For six years after the Effective Time, Parent and the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each present and former officer and director of the Company, and each person who become any of the foregoing prior to the Effective Time (each, a "Company Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required or permitted under applicable California law, the terms of the Articles of Incorporation or Bylaws of the Company or indemnification agreements, if any, as in effect at the date hereof; provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

           Section 7.4 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence (or non-occurrence) of any event of which the Company or Parent, respectively, has knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and of the occurrence of any material failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available to either party hereunder, and (y) shall not constitute an admission by the party delivering such notice that any such representation or warranty has been breached.

           Section 7.5 Employees. As of the Effective Time, Parent will, or will cause the Company to, give individuals who are employed by the Company as of the Effective Time and who remain employees of the Company following the Effective Time (each such employee, an "Affected Employee") full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent, the Company for such Affected Employees' service with the Company or any affiliate thereof to the same extent recognized immediately prior to the Effective Time.

           Section 7.6 Affiliate Agreements. (a) Attached as Schedule 7.6 is a list (reasonably satisfactory to counsel for Parent) setting forth the names of all persons who are expected to be, at the time of the Special Meetings, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or under APB 16 or applicable SEC accounting releases with respect to pooling of interests accounting treatment. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. Each such person shall execute a written agreement in substantially the form of Exhibit F-1 hereto within five (5) days of the date hereof. Parent shall use commercially reasonable efforts to cause all persons who are "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under APB 16 and applicable SEC rules and regulations to deliver to the Company on or before the date immediately preceding the date of filing of the Registration Statement, a written agreement substantially in the form attached as Exhibit F-2, and in the event any other person becomes an affiliate of Parent thereafter to cause such person to deliver such an agreement to the Company as soon as practicable but in any event no later than the Closing Date.

                (b) Within forty-five (45) days after the end of the first fiscal quarter of Parent ending at least thirty (30) days after the Effective Time, Parent shall publish results including at least thirty (30) days of combined operations of Parent and the Company as referred to in the Company Affiliates Letter as contemplated by and in accordance with SEC Accounting Release No. 135.

           Section 7.7 Tax-free Reorganization Treatment; Accounting Treatment. (a) Neither Parent nor the Company shall intentionally take, or cause or allow to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

                (b) Neither Parent nor the Company shall intentionally take, or cause or allow to be taken, any action, whether before or after the Effective Time, which would prevent the Merger from qualifying as a pooling of interests for financial reporting purposes in accordance with APB 16 and the pronouncements of the SEC.

           Section 7.8 Nasdaq Qualification. Parent shall use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be qualified for inclusion in the Nasdaq Stock Market, subject to official notice of issuance, as of or prior to the Effective Time.

           Section 7.9 Consents of Accountants. Parent and the Company will each use reasonable efforts to cause to be delivered to each other consents from PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

           Section 7.10 Convertible Promissory Note. The Company shall, prior to the Effective Time, cause any outstanding amounts owing under the Voting Debt to be converted to Company Common Stock.

           Section 7.11 Shareholder Representative. (a) For purposes of this Agreement, Mannan Latif shall act as the Shareholder Representative, subject to the provisions of Section 7.11(b) below. In the event that the Shareholder Representative shall die or resign or otherwise terminate or decline to accept his authority hereunder, his successor shall be any holder of the Company Capital Stock and shall be elected by the vote or written consent of a majority in interest of the holders of record of the Company Capital Stock as of the Closing Date. The Shareholder Representative shall keep the holders of the Company Capital Stock reasonably informed of any of his decisions which are material in nature. Subject to the provisions of Section 7.11(b) below, (i) the Shareholder Representative is authorized to take any action deemed by the Shareholder Representative appropriate or necessary to carry out the provisions of, and to determine the rights of the holders of the Company Capital Stock under the terms of this Agreement, and is designated as the agent of, and authorized to act on behalf of, the holders of the Company Capital Stock for all purposes, including without limitation, to accept a service of process upon the holders of Company Capital Stock, and (ii) all decisions of the Shareholder Representative shall be binding upon the holders of Company Capital Stock.

                (b) Any shareholder of the Company may, upon written notice to both Parent and the Shareholder Representative, which notice shall provide an address for receipt of notices for such shareholder, terminate the authority and agency of the Shareholder Representative as provided herein with respect to such shareholder. Thereafter, such Company shareholder shall have the right to act independently.

                (c) The Shareholder Representative shall not be liable to any of the holders of Company Capital Stock for any error of judgment, act taken or omitted to have been taken in good faith, or mistake of fact or law, unless caused by [his] own gross negligence or willful misconduct.

           Section 7.12 Parent SEC Documents. Parent agrees to furnish or make available to the Company true and complete copies of any documents it files under the Exchange Act with the SEC between the date of this Agreement and the Closing Date.

           Section 7.13 Non-Competition Agreements. Each of the individuals identified on Schedule 7.12 has executed and delivered to Parent a Non-Competition Agreement, substantially in the form of Exhibit G hereto, which Non-Competition Agreement is to take effect as of the Effective Time of the Merger.

           Section 7.14 Registration Rights Agreement. The Company shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with Adam Au and Tit Wing Poon providing for one demand registration right on Form S-3 commencing not earlier than 180 days from the Effective Time. The fees and expenses of such registration shall be borne by such shareholders of the Company.

                                ARTICLE VIII

                                 CONDITIONS


           Section 8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company or Parent, as the case may be, to the extent permitted by applicable law:

                (a) This Agreement shall have been adopted and the Merger and the transactions related thereto shall have been approved pursuant to the Consent Solicitation by the shareholders of the Company in accordance with the CGCL and the Articles of Incorporation of the Company.

                (b) The issuance of the Parent Common Stock in the Merger shall have been approved by the shareholders of Parent in accordance with the rules of the Nasdaq National Market and the DGCL.

                (c) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order, decree or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

                (d) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

                (e) (i) The Registration Statement shall have been declared effective under the Securities Act, (ii) no stop order suspending effectiveness of the Registration Statement shall have been issued, and
 (iii) no proceeding for that purpose shall have been initiated or threatened by the SEC.

                (f) Parent shall have received a letter from PricewaterhouseCoopers LLP reaffirming the statements made in the letter referenced in Section 5.4.

                (g) The Company shall have received a letter from PricewaterhouseCoopers LLP reaffirming the statements made in the letter referenced in Section 4.31.

           Section 8.2 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by the Company:

                (a) The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except for representations and warranties qualified by materiality which shall be correct in all respects, and except for representations and warranties that speak as of a specific date other than the Effective Time (which need only be true and correct in all respects as of such date) and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except, in each case, where the failure to be true and correct could not reasonably be expected to have a Parent Material Adverse Effect.

                (b) Parent shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

                (c) The Company shall have received from Parent an officer's certificate certifying to the fulfillment of the conditions specified in Section 8.2(a), 8.2(b), and 8.2(d).

                (d) Since the date of this Agreement, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have a Parent Material Adverse Effect.

                (e) The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LP, special counsel to Parent, substantially in the form attached as Exhibit H hereto and otherwise reasonably satisfactory in form and substance to the Company, addressed to the Company and dated as of the Closing Date.

                (f) The Company shall have received an opinion of Gunderson Detmer Stough Villenueve Franklin & Hachigian LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP may request, receive and rely upon representations contained in certificates of Parent, Sub, the Company and others, and Parent, Sub and the Company agree to provide such certifications as Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP may reasonably request.

           Section 8.3 Conditions of Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Parent:

                (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except for representations and warranties qualified by materiality which shall be correct in all respects, and except for representations and warranties that speak as of a specific date other than the Effective Time (which need only be true and correct in all respects as of such date) and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except, in each case, where the failure to be true and correct could not reasonably be expected to have a Company Material Adverse Effect.

                (b) The Company shall have performed and complied with, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

                (c) Parent shall have received from the Company an officer's certificate certifying to the fulfillment of the conditions specified in Sections 8.3(a), 8.3(b), 8.3(d), 8.3(e), and 8.3(i).

                (d) Since the date of this Agreement, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have a Company Material Adverse Effect.

                (e) All consents, permits and approvals of Governmental Entities and other private third parties listed in Section 4.4 of the Company Disclosure Schedule shall have been obtained.

                (f) The Escrow Fund Agreement and the Shareholder Agreement shall have been duly executed and delivered by the parties thereto, and shall be in full force and effect, and the Escrow Fund Agreement and the Shareholder Agreement shall remain in full force and effect.

                (g) Each Non-Competition Agreement executed and delivered to Parent by a person listed on a Schedule 7.13 shall be effective as of the Effective Time of the Merger in accordance with its terms.

                (h) The Company shall have entered into the Registration Rights Agreement with Adam Au and Tit Wing Poon in accordance with the terms of Section 7.14.

                (i) Adam Au shall have executed and delivered to Parent an Employment Agreement substantially in the form attached hereto as Exhibit I in form and substance satisfactory to Parent, which Employment Agreement is to take effect as of the Effective Time of the Merger.

                (j) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall have been converted into Company Common Stock.

                (k) Parent shall have received an opinion of Coblentz, Patch, Duffy & Bass, counsel to the Company, substantially in the form attached as Exhibit J hereto and otherwise reasonably satisfactory in form and substance to Parent, addressed to Parent and dated as of the Closing Date.

                (l) Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may request, receive and rely upon representations contained in certificates of Parent, Sub, the Company and others, and Parent, Sub and the Company agree to provide such certifications as Skadden, Arps, Slate, Meagher & Flom LLP may reasonably request.

                                 ARTICLE IX

                          TERMINATION AND AMENDMENT

           Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the shareholders of the Company:

                (a)  by mutual written consent of the Company and Parent;

                (b)  by either the Company or Parent, if:

                     (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

                     (ii) (A) if the Merger is not approved and adopted by the affirmative vote of the shareholders of the Company as required by the CGCL and the Articles of Incorporation of the Company, or (B) if the issuance of the Parent Common Stock in the Merger is not approved and adopted by the stockholders of Parent in accordance with the rules of the Nasdaq National Market and the DGCL;

                     (iii) if the Merger shall not have been consummated before September 30, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate);

                (c)  by the Company:

                     (i) in connection with entering into a definitive agreement as permitted by Section 6.2(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment to Parent of funds as required by Section 11.2(b);

                     (ii) if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which would cause a failure of the conditions set forth in Section 8.3(a) and Section 8.3(b), and which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent.

                (d)  by Parent:

                     (i) if, prior to the Effective Time, the Company Board shall have: (A) withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (B) recommended an Acquisition Proposal, (C) executed a letter of intent, an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent or their Affiliates, or (D) exercised its rights pursuant to Section
 6.2 with respect to an Acquisition Proposal, and, directly or through its representatives, continued discussions with any third party concerning an Acquisition Proposal for more than ten business days after the date of receipt of such Acquisition Proposal; or

                     (ii) if prior to the Effective Time, the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which would cause a failure of the conditions set forth in Section 8.2(a) and Section 8.2(b), and which breach cannot be or has not been cured within 30 days after the giving of written notice to the Company.

           Section 9.2 Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability on the part of Parent or the Company except: (A) for fraud or for breach of this Agreement prior to such termination, and (B) as set forth in Section 11.2.

                                  ARTICLE X

                         INDEMNIFICATION AND ESCROW

           Section 10.1 Indemnification by the Company and the Shareholder Indemnitors. Each of the Company and the shareholders and option holders of the Company (the "Shareholder Indemnitors") shall indemnify Parent and the Surviving Corporation and any employee, director, officer or agent (the "Indemnified Parties") of each of them against, hold each of them harmless from, and reimburse each of them for any claim, costs, loss, liability or expense (including reasonable attorneys' fees and expenses) or other damage (including, without limitation, expectation, actual, punitive and consequential damages) (collectively, "Damages") arising, directly or indirectly, from or in connection with: (a) any inaccuracy in any of the warranties or representations of the Company in this Agreement, (b) any failure by the Company to perform or comply with any covenant or obligation in this Agreement, or (c) any Third Party Claim (as defined below) relating to an inaccuracy or failure referred to in clause (a) or (b) above.

           Section 10.2 Procedure for Third Party Claims. Promptly after receipt by an Indemnified Party under Section 10.1 of notice of the commencement of any action or demand or claim by a third party (a "Third Party Claim") which gives rise to Damages, such Indemnified Party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the Shareholder Representative of its assertion of such claim for indemnification and of the commencement of the action of its assertion of such claim for indemnification and of the commencement of the action or assertion of the Third Party Claim with respect to which the claim for indemnification pertains. Failure to so notify the Shareholder Representative shall not relieve the Shareholder Indemnitors of any liability that they may have to any Indemnified Party except to the extent that the defense of such action or Third Party Claim is materially prejudiced thereby. If any such action shall be brought or a Third Party Claim shall be asserted against an Indemnified Party and it shall give notice to the Shareholder Representative of the commencement or assertion thereof, the Shareholder Representative shall be entitled, at the sole expense of the Shareholder Indemnitors, to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Shareholder Representative to such Indemnified Party of the election to assume the defense thereof, the Shareholder Indemnitors shall not be liable to such Indemnified Party under this Article X for any fees of other counsel or any other expense (unless such fees or expenses are incurred at the request of the Shareholder Indemnitors or the Shareholder Representative), in each case subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Shareholder Representative receives notice of any action or Third Party Claim, it shall promptly notify the Indemnified Party as to whether, at its expense, it intends to control the defense thereof on behalf of the Shareholder Indemnitors. If the Shareholder Representative defends an action, it shall have full control over the litigation, including settlement and compromise thereof, subject only to the following: no compromise or settlement thereof may be effected by the Shareholder Representative without the Indemnified Party's consent (which shall not be unreasonably withheld) unless: (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party, and (ii) the sole relief provided is monetary damages that are paid in full by the Shareholder Indemnitors or, in the case of a final disposition or settlement of such action or Third Party Claim, out of the Escrow Fund. If notice is given to the Shareholder Representative of the commencement of any action, and it does not, within 20 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Shareholder Indemnitors shall not be bound by any compromise or settlement thereof effected by the Indemnified Party without the consent of the Shareholder Indemnitors (or the Shareholder Representative on behalf of the Shareholder Indemnitors), which shall not be unreasonably withheld.

           Section 10.3 Indemnity Period. No claim for indemnification under Section 10.1(a) of this Agreement may be made unless notice is given by the party seeking such indemnification to the party from whom indemnification is sought on or prior to the expiration of the applicable representation or warranty as set forth in Section 11.1 hereof; provided, that notice of any claim based on intentional fraud must be delivered by an Indemnified Party on or before the third anniversary of the Effective Time.

           Section 10.4 Satisfaction of Indemnification Claim. Following the Effective Time, in the event the Shareholder Indemnitors shall have any liability for indemnification or otherwise under this Agreement, the sole source for the satisfaction of such liability shall be the Escrow Shares held in accordance with the terms of the Escrow Fund Agreement; provided, however, that, with respect to any Shareholder Indemnitor, the foregoing limitation shall not apply with respect to any Damages arising, directly or indirectly, from or in connection with any fraud on the part of such Shareholder Indemnitor. In all such cases, the value of the Parent Common Stock to be so delivered shall be determined pursuant to the terms of the Escrow Fund Agreement. In no event shall the indemnification liability of the Company pursuant to this Article X exceed the value of the Escrow Shares. No indemnification shall be payable pursuant to Section 10.1 unless and until the amount of all claims for indemnification exceeds $250,000 (the "Basket") in the aggregate; provided, however, that in the event the Damages for which the Shareholder Indemnitors are liable exceed the Basket, the Shareholder Indemnitors shall be responsible only for the amount of such Damages exceed the Basket, consistent with Section 10.1 hereof, except as provided in Section 11.2 hereof. For purposes of determining whether the Basket has been satisfied with respect to any breach of the representations and warranties contained in Article IV hereof that are qualified by the phrase "Company Material Adverse Effect," any such representation or warranty so qualified shall be deemed breached if it is untrue or incorrect, regardless of whether such breach would or could have a Company Material Adverse Effect.

                                 ARTICLE XI

                                MISCELLANEOUS

           Section 11.1 Survival of Representations and Warranties. The representations and warranties of the Company made herein shall survive beyond the Effective Time and shall continue in full force and effect until the earlier to occur of: (1) the date of issuance of the first independent audit report of the Company or of the Company consolidated with Parent following the Effective Time, and (2) the date which is one year following the Effective Time.

           Section 11.2 Fees and Expenses. (a) Except as specifically provided to the contrary in this Agreement, including Section 11.2(b), all costs and expenses incurred in connection with this Agreement and the consummation of the Merger shall be paid by the party incurring such expenses; provided, however, that (i) any fees and expenses of the Company in excess of $250,000 incurred in connection with this Agreement and the consummation of the Merger shall be borne by the Shareholder Indemnitors, without regard to the Basket, and (ii) if any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its actual attorneys fees.

                (b)  If :

                     (i) the Company shall terminate this Agreement pursuant to (x) Section 9.1(b)(ii) and the shareholder who executes the Shareholder Agreement is in breach of its obligations under such Shareholder Agreement, or (y) Section 9.1(c)(i);

                     (ii) Parent shall terminate this Agreement pursuant to
 Section 9.1(d)(i);

                     (iii) Parent shall terminate this Agreement pursuant to Section 9.1(d) (ii), and prior thereto there shall have been publicly announced another Acquisition Proposal or the Company or its directors or officers or investment bankers shall have received an Acquisition Proposal; or

                     (iv) Parent shall terminate this Agreement pursuant to
 Section 9.1(b)(iii) and (x) prior thereto there shall have been publicly announced another Acquisition Proposal or the Company or its directors or officers or investment bankers shall have received an Acquisition Proposal, and (y) within nine months after such termination the Company shall have entered into an agreement with respect to or consummated another Acquisition Proposal, then the Company shall pay to Parent an amount equal to $1,000,000 (the "Termination Fee"), plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent in connection with the Merger, this Agreement and the consummation of the Merger in an amount not to exceed $500,000. The Termination Fee and Parent's good faith estimate of its expenses shall be paid in same day funds (x) concurrently with the termination of this Agreement pursuant to subsection (i), (ii) or
 (iii) above, and (y) within one business day following the occurrence of the event described in clause (y) of subsection (iv) above, in the case of termination pursuant to subsection (iv).

           Section 11.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and the stockholders of Parent, but, after any such approval, no amendment shall be made that by law requires further approval by such shareholders or stockholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           Section 11.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

           Section 11.5 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)  if to the Company, to

                     Auco, Inc.
                     386 Main Street
                     Redwood City, California 94063
                     Attention: Adam Au
                     Facsimile: 650-568-6101

                     with a copy to:

                     Gunderson Dettmer Stough Villeneuve Franklin &
                     Hachigian, LLP
                     155 Constitution Drive
                     Menlo Park, California 94025
                     Attention: Brooks Stough, Esq.
                     Facsimile No.:  650-321-2800

                     and to:

                     Coblentz, Patch, Duffy & Bass, LLP

                     222 Kearny Street, 7th Floor
                     San Francisco, California 94108
                     Attention:  Paul Escobosa, Esq.
                     Facsimile: 415-989-1663

                     and

                (b)  if to Parent, to

                     Peerless Systems Corporation
                     2381 Rosecrans Avenue, Suite 400
                     El Segundo, California 90245
                     Attention: Edward Gavaldon
                     Facsimile: 310-536-0058

                     with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     525 University Avenue, Suite 220
                     Palo Alto, CA  94301
                     Attention:  Gregory C. Smith, Esq.
                     Facsimile No.:  (650) 470-4570

                     and

                (c)  if to the Shareholder Representative, to:

                     Mannan Latif
                     c/o Auco, Inc.
                     386 Main Street
                     Redwood City, California 94063
                     Facsimile: 650-568-6101

           Section 11.6 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           Section 11.8 Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules attached hereto): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, any provisions of such latter agreement which are inconsistent with the transactions contemplated by this Agreement being waived hereby), and
 (b) shall not be assigned by operation of law or otherwise except that Parent and Sub may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly or majority owned Subsidiary or Affiliate of Parent; provided, however, that such assignment shall not relieve Parent of its obligations hereunder.

           Section 11.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable principles of conflicts of law.

           Section 11.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

           Section 11.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.



           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                           PEERLESS SYSTEMS CORPORATION



                           By: /s/ Ed Gavaldon
                              _______________________________
                              Name:  Ed Gavaldon
                              Title: President and CEO

                           AUCO MERGER SUB, INC.



                           By: /s/ Ed Gavaldon
                              ______________________________
                              Name:  Ed Gavaldon
                              Title: President

                           AUCO, INC.



                           By: /s/ Adam Au
                              _____________________________
                              Name:  Adam Au
                              Title: President

                           For purposes of Article VII,
                           Article X and Article XI only:

                           SHAREHOLDER REPRESENTATIVE


                           /s/ Mannan Latif
                           _______________________________
                                   Mannan Latif




                             SHAREHOLDER AGREEMENT


           This SHAREHOLDER AGREEMENT (this "Agreement"), dated as of April 6, 1999, by and between Peerless Systems Corporation, a Delaware corporation ("Parent"), and Adam Au ("Shareholder").

                                   WITNESSETH:

      WHEREAS, concurrently with the execution of this Agreement, Parent, Auco Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Auco, Inc., a California corporation (the "Company"), have entered into an Agreement and Plan of Reorganization and Merger, dated of even date herewith (the "Merger Agreement"), pursuant to which Sub will merge with and into the Company upon the terms and subject to the conditions set forth therein (the "Merger");

      WHEREAS, as of the date hereof, Shareholder is the record and/or Beneficial Owner (as hereinafter defined) of (i) 3,000,000 shares of the common stock, $0.001 par value, of the Company (the "Common Stock"), (ii) 763,000 shares of the preferred stock, $0.001 par value, of the Company (the "Preferred Stock", and (iii) options to acquire 12,963 shares of Common Stock (collectively, the "Company Capital Stock");

      WHEREAS, as an inducement and a condition to Parent to enter into the Merger Agreement, Parent has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement; and

      WHEREAS, upon the terms and subject to the conditions set forth herein, Shareholder desires to: (i) vote all such Shareholder's shares of Company Capital Stock in favor of the Merger and the approval and adoption of the Merger Agreement and to execute a written consent in furtherance thereof, and (ii) prior to the consummation of the Merger, convert any shares of Preferred Stock held by such Shareholder into shares of Common Stock.

      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1. CERTAIN DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement. For purposes of this Agreement:

             (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, voting power, including the power to vote, or to direct the voting of, such securities, and/or investment power, including the power to dispose, or to direct the disposition, of such securities. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person acts in a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of securities of the same issuer.

             (b) "Existing Shares" means shares of Common Stock and Preferred Stock Beneficially Owned by Shareholder as of the date hereof.

             (c) "Securities" means the Existing Shares together with any shares of Common Stock, Preferred Stock or other securities of the Company acquired by Shareholder in any capacity after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or other rights to acquire securities of the Company, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder represents and warrants to Parent as follows:

             (a) Ownership of Shares. Shareholder (together with Shareholder's spouse, if Shareholder is an individual) is the sole record owner and Shareholder is the sole Beneficial Owner of the number of shares of Common Stock and Preferred Stock and options set forth opposite such Shareholder's name on Exhibit A hereto. Shareholder has, subject to the terms of this Agreement, sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights. Shareholder is not the record or Beneficial Owner of any securities of the Company on the date hereof other than the shares of Common Stock and Preferred Stock set forth on Exhibit A and the options to purchase shares of Common Stock, if any, specified on Exhibit A.

             (b) Power; Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             (c) No Conflicts. Except as disclosed in the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority (a "Governmental Entity") is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall: (i) conflict with or result in any breach of any organizational documents applicable to Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder or any of Shareholder's properties or assets.

             (d) No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Shareholder or by a nominee or custodian for the benefit of Shareholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever other than restrictions arising under applicable law.

             (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder.

             (f) Reliance by Parent. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

        Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Shareholder as follows:

             (a) Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             (b) No Conflicts. Except as disclosed in the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent, the consummation by each of Parent of the transactions contemplated hereby or compliance by each of Parent with any of the provisions hereof shall: (i) conflict with or result in any breach of any organizational documents applicable to Parent, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of its properties or assets.

        Section 4. CERTAIN PROHIBITED TRANSFERS. Prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly:

             (a) except distributions to the partners, members, or other equity holders, as applicable, of Shareholder, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein, unless the transferee agrees to be bound by the provisions contained in this Agreement;

             (b) grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in or to facilitate this Agreement; or

             (c) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

        Section 5. VOTING OF SECURITIES. Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of: (a) the Effective Time, or (b) termination of this Agreement in accordance with its terms, in connection with the Consent Solicitation, or any other meeting of shareholders of the Company or consent solicitation with respect to the Company Capital Stock, Shareholder will vote or consent (or cause to be voted or consented) the Securities:

                            (A)  in favor of the adoption of the Merger
        Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and

                            (B)   against any action or agreement that
        would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

        Section 6.  STOP TRANSFER.

             (a) Shareholder hereby agrees and covenants that it will not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

             (b) In the event of a stock dividend or distribution, or any change in the Common Stock or Preferred Stock by reason of any stock dividend, split, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of Common Stock and Preferred Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

        Section 7. CONVERSION OF PREFERRED STOCK. On or prior to the Effective Time, Shareholder shall deliver or cause to be delivered to the Company all shares of Preferred Stock Beneficially Owned by such Shareholder, together with written instructions directing the Company to cause such shares to be converted into shares of Common Stock in accordance with the applicable provisions of the Company's Articles of Incorporation and in full satisfaction of all rights pertaining to such shares of Preferred Stock, such conversion to be effective no later than the business day immediately preceding the Effective Time of the Merger.

        Section 8. CONSENT SOLICITATION; FILING WITH SECRETARY. Promptly following receipt thereof, Shareholder shall promptly execute and file such Shareholder's written consent to the Merger with the Secretary of the Company in accordance with the terms of the Consent Solicitation.

        Section 9. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Shareholder agrees to use its or his commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Shareholder shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

        Section 10. NO SOLICITATION. Shareholder will notify Parent immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Shareholder or Shareholder's investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal, indicating, in connection with such notice, the name of the person or entity making such Acquisition Proposal and the terms and conditions of any proposals or offers. Shareholder agrees to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and to keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal. Shareholder will not, and will use its best efforts to ensure that Shareholder's investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited written Acquisition Proposal engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Acquisition Proposal. The obligations provided for in this section shall become effective immediately following the execution and delivery of this Agreement by the parties hereto.

        Section 11. TERMINATION. This Agreement shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement pursuant to its terms, or (b) the written agreement of the parties hereto to terminate this Agreement, or (c) the consummation of the Merger in accordance with the terms of the Merger Agreement.

        Section 12.  MISCELLANEOUS.

             (a) Entire Agreement. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

             (b) Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly or majority owned subsidiary or affiliate of Parent. This Agreement and the obligations set forth herein shall be binding upon each party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

             (c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

             (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon: (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

   If to Parent, to:

             Peerless Systems Corporation
             2381 Rosecrans Avenue, Suite 400
             El Segundo, California 90245
             Attention: Edward Gavaldon
             Facsimile: 310-536-0058

        with a copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             525 University Avenue, Suite 220
             Palo Alto, California 94301
             Attention: Gregory Smith, Esq.
             Facsimile: 650-470-4570

   If to Shareholder, to:

             Adam Au
             c/o Auco, Inc.
             386 Main Street
             Redwood City, California 94063
             Facsimile: 650-568-6101

        with a copy to:

             Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
             Menlo Park, CA 94025
             Attention: Brooks Stough, Esq.
             Facsimile: 650-321-2800

        and to:

             Coblentz, Patch, Duffy & Bass
             222 Kearny Street, 7th Floor
             San Francisco, California 94108
             Attention:  Paul Escobosa, Esq.
             Facsimile: 415-989-1663

             (e) Severability. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             (f) Specific Performance. Each of the parties hereto recognizes and acknowledges a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

             (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

             (h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

             (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of law thereof.

             (j) Descriptive Headings. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

             (k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

             (l) Further Assurances. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

             (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Parent and Shareholder has caused this Agreement to be duly executed as of the day and year first written above.


                              PEERLESS SYSTEMS CORPORATION



                              By: ____________________________
                                  Name:
                                  Title:

                              SHAREHOLDER:



                                  ____________________________
                                  Adam Au




                              SPOUSAL CONSENT

        I am the spouse of Adam Au, the Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have consulted with legal counsel. I hereby confirm the Agreement and agree that is shall bind my interest in the Existing Shares.


                       By:___________________________

                       Name: ________________________




                               AGREEMENT OF MERGER

           This Agreement of Merger (this "Agreement") is entered into as of April __, 1999 by and between Auco, Inc., a California corporation (the "Surviving Corporation") and Auco Merger Sub, Inc., a wholly owned subsidiary of Peerless Systems Corporation, a Delaware corporation ("Parent"), and a Delaware corporation (the "Merging Corporation").

           This Agreement is being entered into pursuant to an Agreement and Plan of Reorganization and Merger, dated as of April 6, 1999, by and among Parent, the Merging Corporation and the Surviving Corporation, and for purposes of Article X and Article XI only, Mannan Latif, as Shareholder Representative (the "Reorganization Agreement").

           The board of directors of each of the Surviving Corporation and the Merging corporation have determined that the merger of the Merging Corporation with and into the Surviving Corporation (the "Merger") is in the best interests of each such corporation, respectively. The holders of a majority of the outstanding shares of common stock of Parent, par value $0.001 per share (the "Parent Common Stock"), have approved the Merger, the Reorganization Agreement and the transactions contemplated thereby. The holders of a majority of (i) the outstanding shares of common stock of the Surviving Corporation, par value $0.001 per share (the "Surviving Corporation Common Stock"), voting together as a class and (ii) the outstanding shares of Series A Preferred Stock and Series B Preferred Stock of the Surviving Corporation (the "Surviving Corporation Preferred Stock") voting together as a separate class, have approved the Merger as provided herein. Parent, as sole stockholder of the Merging Corporation, also has approved the Merger as provided herein.

           In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

           1. Merger. The Merging Corporation shall be merged with and into the Surviving Corporation and the Surviving Corporation shall survive the Merger.

           2. Effective Time. The Merger contemplated herein shall become effective when a copy of this Agreement, with the required officers' certificates attached, is filed in accordance with Section 1103 of the California General Corporation Law (the "CGCL"). The date and time upon which the Merger becomes effective in accordance with the foregoing sentence is sometimes referred to herein as the "Effective Time." The Merger shall have the effects set forth in the CGCL.

           3.   Succession.  At the Effective Time, the Surviving
 Corporation shall succeed to and assume all of the rights, properties, liabilities and obligations of the Merging Corporation in the manner of and as more fully set forth in Section 1107 of the CGCL.

           4. Articles of Incorporation and Bylaws. Immediately after the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Annex I to this Agreement until thereafter amended in accordance with the provisions thereof and as provided by applicable law. The Bylaws of the Surviving Corporation, as amended and in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

           5. Directors and Officers. At the Effective Time, the directors of the Merging Corporation shall be the directors of the Surviving Corporation and the officers of the Surviving Corporation shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           6. Further Assurances. At any time after the Effective Time, the last acting officers of the Merging Corporation or the corresponding officers of the Surviving Corporation may, in the name of such corporations, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of the property, rights, privileges powers, franchises, immunities and interests of the Merging Corporation and otherwise to carry out the purposes of this Agreement.

           7. Capital Stock of the Merging Corporation. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Merging Corporation, par value $0.01 per share (the "Merging Corporation Common Stock"), outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation, par value $0.01 per share.

           8. Capital Stock of the Surviving Corporation. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Surviving Corporation Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2585 of a fully paid and nonassessable share of Parent Common Stock (the "Exchange Ratio"); provided, however, that each holder of shares of Surviving Corporation Common Stock converted pursuant to the Merger who otherwise would have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates of the Surviving Corporation delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to:
 (i) such fraction multiplied by (ii) the ten (10) day average closing sale price of the Parent Common Stock as reported on the NASDAQ National Market System for the period ending three (3) days prior to the closing date of the Merger. As of the Effective Time of the Merger, all shares of capital stock of the Surviving Corporation outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist.

           9. Stock Certificates of the Surviving Corporation. On and after the Effective Time, certificates which immediately prior to the Effective Time represented outstanding shares of Surviving Corporation Common Stock shall be deemed for all purposes to represent the right to receive that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Surviving Corporation Common Stock formerly represented by the certificate by the Exchange Ratio, with cash to be paid in lieu of fractional shares as set forth in article 8 hereof.

           10. Stock Certificates of the Merging Corporation. On and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Merging Corporation Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of the Surviving Corporation into which the shares of Merging Corporation Common Stock represented by such certificates have been changed as herein provided. The registered holder of Merging Corporation Common Stock shall, until such certificates shall have been surrendered for transfer or exchange or otherwise accounted for to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Surviving Corporation evidenced by such outstanding certificates as above provided.

           11. Abandonment. This Agreement may be abandoned at any time before the Effective Time by the mutual consent of the parties hereto.

           12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

           13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable principles of conflicts of law.

           Each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date first above written.


                                AUCO, INC.


                                By:__________________________________
                                   Name:
                                   Title: President


                                By:__________________________________
                                   Name:
                                   Title: Secretary


                                AUCO MERGER SUB, INC.


                                By:_________________________________
                                   Edward Gavaldon
                                   President


                                By:_________________________________
                                   Name:
                                   Title: Secretary



                                                                    ANNEX I

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                   AUCO, INC.


           FIRST:    The name of the Corporation is Auco, Inc.
      (hereinafter, the "Corporation").

           SECOND:   The purpose of the Corporation is to engage in any
      lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

           THIRD:    The total number of shares of stock which the
      Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, having a par value of one thousandth of a dollar ($0.01).

           FOURTH:   The Corporation is authorized to provide
      indemnification of agents (as defined in Section 317 of the General Corporation Law of California (the "CGCL")) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limitations set forth in Section 204 of the CGCL with respect to actions for breach of duty to the Corporation and its shareholders.

           FIFTH:    The liability of the directors of the Corporation for
      monetary damages shall be eliminated to the fullest extent permissible under California law.



                                                                  EXHIBIT C


                            ARTICLES OF INCORPORATION

                                       OF

                                    GOLD, INC.


           FIRST:    The name of the corporation is Gold, Inc.
      (hereinafter, the "Corporation").

           SECOND:   The purpose of the Corporation is to engage in any
      lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

           THIRD:    The total number of shares of stock which the
      Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, having a par value of one thousandth of a dollar ($0.01).

           FOURTH:   The Corporation is authorized to provide
      indemnification of agents (as defined in Section 317 of the General Corporation Law of California (the "CGCL")) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limitations set forth in Section 204 of the CGCL with respect to actions for breach of duty to the Corporation and its shareholders.




                                                                  EXHIBIT D



                                   BYLAWS

                                     OF

                                 GOLD, INC.

                          a California corporation



                                 ARTICLE I

                                  OFFICES

           1.1. PRINCIPAL OFFICES. The board of directors shall fix the location of the principal and executive offices of the corporation at any place within or outside the State of California. The board of directors is hereby granted full power and authority to change the location of the principal executive office of the corporation from one location to another. If the principal executive office is located outside the State of California, and the corporation has one (1) or more business offices in the State of California, the board of directors shall likewise fix and designate a principal business office in the State of California.

           1.2. OTHER OFFICES. The board of directors may at any time establish branch or subordinate offices at any place or places.

                                ARTICLE   II

                          MEETINGS OF SHAREHOLDERS

           2.1. PLACE OF MEETINGS. Meetings of shareholders shall be held at any place within or outside the State of California designated by the board of directors. In the absence of any such designation, shareholders' meetings shall be held at the principal executive office of the corporation or at any place consented to in writing by all persons entitled to vote at such meeting, given before or after the meeting and filed with the secretary of the corporation.

           2.2. ANNUAL MEETINGS OF SHAREHOLDERS. The annual meeting of shareholders shall be held each year on a date and at a time designated by the board of directors. At each annual meeting, directors shall be elected and any other proper business may be transacted.

           2.3. SPECIAL MEETINGS. A special meeting of the shareholders may be called at any time, subject to the provisions of Sections 4 and 5 of this Article II, by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting or such additional persons as provided in the articles of incorporation or in these Bylaws.

           If a special meeting is called by anyone other than the board of directors or the president or the chairman of the board, then the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by other written communication to the chairman of the board, the president, any vice president or the secretary of the corporation. The officer receiving the request forthwith shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Sections 4 and 5 of this Article II, that a meeting will be held at the time requested by the person or persons calling the meeting so long as that time is not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, then the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 3 shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the board of directors may be held.

           2.4.   NOTICE OF SHAREHOLDERS' MEETINGS.    All notices of
 meetings of shareholders shall be sent or otherwise given in accordance with Section 2.5 of these Bylaws not less than ten (10) (or, if sent by third-class mail pursuant to Section 2.5 of these Bylaws, not less than thirty (30)) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote thereat. Such notice shall state the place, day and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of the mailing of the notice, intends to present for action by the shareholders, but subject to the provisions of the next paragraph of this Section 2.4, any proper matter may be presented at the meeting for such action. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of the notice to be presented by the board of directors for election.

      If action is proposed to be taken at any shareholders' meeting for approval of (i) a contract or transaction between the corporation and one or more of its directors, or between the corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, pursuant to Section 310 of the California Corporations Code (the "CCC"), (ii) an amendment to the articles of incorporation, pursuant to Section 902 of the CCC, (iii) a reorganization of the corporation, pursuant to Section 1201 of the CCC, (iv) a voluntary dissolution of the corporation, pursuant to Section 1900 of the CCC or (v) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares pursuant to Section 2007 of the CCC, such approval, other than unanimous approval by those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

           2.5. MANNER OF GIVING NOTICE. Notice of any meeting of shareholders shall be given in writing either personally or by first-class mail, or, if the corporation has outstanding shares held of record by five hundred (500) or more persons (determined as provided in Section 605 of the CCC) on the record date for the shareholders' meeting, notice may be sent by third-class mail, or other means of written communication, addressed to the shareholder at the address of such shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice; or, if no such address appears or is given, at the place where the principal executive office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. Such notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.

           If any notice (or any report referenced in Article VI of these Bylaws) addressed to a shareholder at the address of such shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the shareholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available for the shareholder upon written demand of the shareholder at the principal executive office of the corporation for a period of one (1) year from the date of the giving of such notice or report to all other shareholders.

           An affidavit of the mailing or other means of giving any notice in accordance of the provisions of this Section 2.5, executed by the secretary, assistant secretary or any transfer agent of the corporation giving such notice, shall be prima facie evidence of the giving of the notice or report.

           2.6. QUORUM. Unless otherwise provided in the articles of incorporation, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum at a meeting of the shareholders. Except as provided in the immediately succeeding sentence, if a quorum is present, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the CCC or the articles of incorporation. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but no other business may be transacted, except as provided in the immediately preceding sentence.

           2.7.   ADJOURNED MEETING AND NOTICE THEREOF.   Any shareholders'
 meeting, whether annual or special, and whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at such meeting, either in person or by proxy. When any shareholders' meeting, whether annual or special, is adjourned to another time or place, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. Notice of any such adjourned meeting, if required, shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.4 and 2.5.

           2.8. VOTING. The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of
 Section 2.11, subject to the provisions of Chapter 7 of the CCC. Elections for directors and voting on any other matter at a shareholders' meeting need not be by ballot unless a shareholder demands election by ballot at the meeting and before the voting begins. Except as provided in the last paragraph of this Section 2.8, or as may be otherwise provided in the articles of incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of the shareholders.

           Any shareholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, other than elections to office, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares such shareholder is entitled to vote.

           At a shareholders' meeting involving the election of directors, no shareholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the candidates as the shareholder thinks fit) for any candidate or candidates unless such candidate or candidates names have been placed in nomination prior to the voting and the shareholder has given notice at such meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected, shall be elected; votes against a candidate and votes withheld shall have no legal effect.

           2.9. WAIVER OF NOTICE OR CONSENT BY ABSENT SHAREHOLDERS. The transactions of any meeting of the shareholders, whether annual or special, however called and noticed, and wherever held, are as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. Neither the business to be transacted at nor the purpose of any meeting of the shareholders need be specified in any written waiver of notice, consent to the holding of the meeting or approval of the minutes thereof, unless otherwise provided for in the articles of incorporation or these Bylaws, except as provided in the second paragraph of Section 2.4 of these Bylaws. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

           Attendance of a person at a meeting constitutes a waiver of notice of and presence at such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; provided, that attendance at a meeting shall not constitute a waiver of any right to object to the consideration of matters required by the CCC to be included in the notice of such meeting but not so included, if such objection is expressly made at the meeting.

           2.10. SHAREHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors; provided, however, that the shareholders may elect a director at any time to fill any vacancy not filled by the directors and not created by the removal of such director, by written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors.

           All such consents shall be filed with the secretary of the corporation and shall be maintained in the corporate records. Any shareholder giving a written consent, or the shareholder's proxy holders, or a transferee of the shares, or a personal representative of the shareholder, or their respective proxy holders, may revoke the consent by a writing received by the secretary of the corporation before written consents of the number of shares required to authorize the proposed action have been filed with the secretary.

           If the consents of all shareholders entitled to vote have not been solicited in writing, the secretary shall give prompt notice to those shareholders entitled to vote who have not consented in writing of the taking of any corporate action approved by shareholders without a meeting by less than unanimous written consent. Such notice shall be given in accordance with Section 5 of this Article II. In the case of approval of
 (i) contracts or transactions between the corporation and one or more of its directors, or between the corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, pursuant to Section 310 of the CCC, (ii) indemnification of agents of the corporation, pursuant to Section 317 of the CCC, (iii) a reorganization of the corporation, pursuant to Section 1201 of the CCC or
 (iv) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, pursuant to Section 2007 of the CCC, such notice shall be given at least ten (10) days before the consummation of the action authorized by such approval, unless the consents of all shareholders entitled to vote have been solicited in writing.

           2.11. RECORD DATE FOR SHAREHOLDER NOTICE, VOTING AND GIVING CONSENTS. In order that the corporation may determine the shareholders entitled to notice of any meeting or to vote, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days prior to the date of such meeting nor more than sixty (60) days before any other action. Shareholders at the close of business on the record date are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the CCC, the articles of incorporation or by agreement.

           A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting, but the board of directors shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

           If the board of directors does not so fix a record date:

                (a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

                (b) The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the board of directors has been taken, shall be the day on which the first written consent is given.

                (c) The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when prior action by the board of directors has been taken, shall be at the close of business on the day on which the board adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such other action, whichever is later.

           The record date for any other purpose shall be as provided in
 Section 7.1 of these Bylaws.

           2.12. PROXIES. Every person entitled to vote shares shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the corporation. A proxy shall be deemed to be signed if the shareholder's name or other authorization is placed on the proxy (whether by manual signature, typewriting, telegraphic or electronic transmission or otherwise) by the shareholder or the shareholder's attorney in fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect until revoked by the person executing it prior to the vote pursuant thereto, except as otherwise provided in this
 Section 2.12. Such revocation may be effected by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by the person executing the prior proxy and presented to the meeting, or as to any meeting by attendance at such meeting and voting in person by the person executing the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed. A proxy is not revoked by the death or incapacity of the maker unless before the vote is counted, written notice of such death or incapacity is received by the corporation. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 705(e) and 705(f) of the CCC.

           2.13. INSPECTORS OF ELECTION. In advance of any meeting of shareholders the board of directors may appoint inspectors of election to act at the meeting and any adjournment thereof. If such inspectors are not so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of the meeting of shareholders may, and on the request of any shareholder or a shareholder's proxy shall, appoint inspectors of election (or persons to replace those who fail to appear or refuse to act) at the meeting. The number of inspectors shall be either one (1) or three
 (3). If appointed at a meeting on the request of one (1) or more shareholders or proxies, the majority of shares represented in person or by proxy shall determine whether one (1) or three (3) inspectors are to be appointed. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

           The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders.

                                ARTICLE III

                                 DIRECTORS

           3.1. POWERS. Subject to the provisions of the CCC and any limitations in the articles of incorporation and these Bylaws relating to action required to be approved by the shareholders or by the outstanding shares, or by a less than majority vote of a class or series of preferred shares (if so provided in accordance with Section 402.5 of the CCC), the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors. The board may delegate the management of the day-to-day operation of the business of the corporation to a management company or other person provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the board of directors.

           3.2. NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of directors of the corporation shall be not less than four (4) nor more than seven (7), with the exact number of directors to be fixed, within the limits specified, by a resolution amending such exact number, duly adopted by the board or by the shareholders. Such maximum or minimum number of directors, or a fixed board to a variable board or vice-versa, may be changed only by a duly adopted amendment to the articles of incorporation or to these Bylaws by the affirmative vote or written consent of the holders of a majority of the outstanding shares entitled to vote (including separate class votes, if so required by the CCC or the articles of incorporation); provided, however, that a Bylaw or amendment to the articles of incorporation reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than 16-2/3% of the outstanding shares entitled to vote thereon.

           No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

           3.3. ELECTION AND TERM OF OFFICE OF DIRECTORS. Directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified, except in the case of the death, resignation or removal of such director.

           3.4.   VACANCIES AND RESIGNATION.   A vacancy or vacancies in the
 board of directors shall be deemed to exist in the case of the death, resignation, or removal of any director, or if the authorized number of directors is increased (by the board of directors or shareholders), or if the board of directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be elected at that meeting.

           Unless otherwise provided in the articles of incorporation, vacancies on the board of directors, except for a vacancy created by the removal of a director, may be filled by approval of the board or, if the number of directors then in office is less than a quorum, by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with Section 307 of the CCC or (iii) a sole remaining director. Unless the articles of incorporation or a Bylaw adopted by the shareholders provide that the board of directors may fill vacancies occurring in the board of directors by reason of the removal of directors, such vacancies may be filled only by approval of the shareholders.

           The shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote thereon. A director may not be elected by written consent to fill a vacancy created by removal except by unanimous written consent of all shares entitled to vote for the election of directors.

           Any director may resign effective upon giving written notice to the chairman of the board, the president, the secretary or the board of directors, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation of a director is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

           3.5. REMOVAL. Any or all of the directors may be removed from office without cause if the removal is approved by the outstanding shares, subject to the following: (i) no director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected; (ii) when by the provisions of the articles of incorporation the holders of the shares of any class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series; and (iii) any reduction of the authorized number of directors or amendment reducing the number of classes of directors does not remove any director prior to the expiration of the director's term of office.

           3.6. PLACE OF MEETINGS AND TELEPHONIC, ETC. MEETING. Regular meetings of the board of directors may be held at any place within or outside the State of California that has been designated from time to time by resolution of the board of directors. In the absence of such designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the board of directors shall be held at any place within or outside the State of California that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the corporation.

           Members of the board of directors may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting pursuant to this paragraph of
 Section 3.6 constitutes presence in person at such meeting.

           3.7. REGULAR MEETINGS. Regular meetings of the board of directors may be held without notice if the time and place of the meetings are fixed by the board of directors or these Bylaws.

           3.8. SPECIAL MEETINGS; NOTICE. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board or the president or any vice president or the secretary or any two directors. Special meetings of the board of directors shall be held upon four (4) days' notice by mail or forty-eight (48) hours' notice delivered personally or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means.

           3.9. WAIVER OF NOTICE. Notice of a meeting need not be given to a director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to that director. These waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the board of directors.

           3.10. QUORUM. A majority of the authorized number of directors constitutes a quorum of the board of directors for the transaction of business, except to adjourn as provided by Section 3.11 of these Bylaws.
 An act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the board of directors, subject to the provisions of Section 310 of the CCC (approval of contracts in which a director has a direct or indirect material financial interest) and Section 317(e) of the CCC (indemnification of agents of the corporation). A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

           3.11. ADJOURNMENT. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of an adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment.

           3.12. ACTION WITHOUT A MEETING. An action required or permitted to be taken by the board may be taken without a meeting, if all members of the board shall individually or collectively consent in writing to that action. The written consent or consents shall be filed with the minutes of the proceedings of the board of directors. The action by written consent shall have the same force and effect as a unanimous vote of the directors.

           3.13. FEES AND COMPENSATION OF DIRECTORS. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the board of directors. This Section 3.13 shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

           3.14. COMMITTEES. The board of directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the board of directors. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any such committee, to the extent provided in the resolution of the board of directors, shall have the authority of the board of directors, except with respect to:

           (i) the approval of any action which, under the CCC, also requires shareholders' approval or the approval of the outstanding shares;

           (ii) the filling of vacancies on the board of directors or on any committee;

           (iii) the fixing of compensation of the directors for serving on the board or on any committee;

           (iv) the amendment or repeal of these Bylaws or the adoption of new Bylaws;

           (v) the amendment or repeal of any resolution of the board of directors which by its express terms is not so amendable or repealable;

           (vi) a distribution, except at a rate, in a periodic amount or within a price range set forth in the articles of incorporation or determined by the board of directors; and

           (vii) the appointment of other committees of the board of directors or the members thereof.

           Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, with such changes in the context of these Bylaws as is necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the board of directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

           3.15. APPROVAL OF LOANS TO OFFICERS. If these Bylaws have been approved by the corporation's shareholders in accordance with the CCC, the corporation may, upon the approval of the Board of Directors alone, make loans of money or property to, or guarantee the obligations of, any officer of the corporation or of its parent, if any, whether or not a director, or adopt an employee benefit plan or plans authorizing such loans or guarantees; provided, that (i) the Board of Directors determines that such a loan or guaranty or plan may reasonably be expected to benefit the corporation, (ii) the corporation has outstanding shares held of record by 100 or more persons (determined as provided in Section 605 of the CCC) on the date of the approval by the Board of Directors and (iii) the approval of the Board of Directors is by a vote sufficient without counting the vote of any interested director or directors. Notwithstanding the foregoing, the corporation shall have the power to make loans permitted by the CCC.

                                 ARTICLE IV

                                  OFFICERS

           4.1. OFFICERS. The corporation shall have a chairman of the board or a president or both, a secretary, a chief financial officer and such other officers with such titles and duties as shall be determined by the board of directors and as may be necessary to enable it to sign instruments and share certificates. The president, or if there is no president the chairman of the board, is the general manager and chief executive officer of the corporation, unless otherwise provided in the articles of incorporation or these Bylaws. Any number of offices may be held by the same person unless the articles of incorporation or these Bylaws provide otherwise. The board of directors may appoint, or may empower the chairman of the board or the president to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the board of directors may from time to time determine.

           4.2. ELECTION OF OFFICERS. Except as otherwise provided by the articles of incorporation or these Bylaws, officers shall be chosen by the board of directors and serve at the pleasure of the board of directors, subject to the rights, if any, of an officer under contract of employment.

           4.3. REMOVAL AND RESIGNATION OF OFFICERS. Subject to the rights, if any, of an officer under any contract of employment, all officers serve at the pleasure of the board of directors and any officer may be removed, either with or without cause, by the board of directors at any regular or special meeting of the board of directors or, except in case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors. Any officer may resign at any time upon written notice to the corporation without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party. Any such resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice, and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.

           4.4. VACANCIES IN OFFICES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such offices.

           4.5. CHAIRMAN OF THE BOARD. The chairman of the board of directors, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may be from time to time assigned by the board of directors or prescribed by these Bylaws. If there is no president, the chairman of the board of directors shall in addition be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 4.6 of these Bylaws.

           4.6. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the president shall be the chief executive officer of the corporation, and shall, subject to the control of the board of directors, have general supervision, direction and control of the business and the officers of the corporation. The president shall preside at all meetings of shareholders and, in the absence or nonexistence of the chairman of the board, at all meetings of the board of directors. He shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these Bylaws.

           4.7. VICE PRESIDENTS. In the absence or disability of the president (or chairman of the board, if there is no office of president), the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors or these Bylaws, the president or the chairman of the board, if there is no president.

           4.8. SECRETARY. The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the board of directors may order, a book of minutes of all meetings and actions of directors, committees of directors and shareholders, with the time and place of each meeting, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors' and committee meetings, the number of shares present or represented at shareholders' meetings and the proceedings thereof.

           The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation's transfer agent or registrar, if either be appointed and as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

           The secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the board of directors required by these Bylaws or by the CCC to be given, and shall keep the seal of the corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these Bylaws.

           4.9. CHIEF FINANCIAL OFFICER. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall be open at all reasonable time to inspection by any director.

           The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the board of directors. The chief financial officer shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president (or chairman of the board, if there is no president) and directors, whenever they request it, an account of all of his or her transactions as chief financial officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these Bylaws.

                                 ARTICLE V

             INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
                              AND OTHER AGENTS

           5.1. INDEMNIFICATION OF DIRECTORS. The corporation shall, to the maximum extent and in the manner permitted by the CCC, indemnify each of its directors against expenses (as defined in Section 317(a) of the CCC), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the CCC), arising by reason of the fact that such person is or was a director of the corporation. For purposes of this Article V, a "director" of the corporation includes any person (i) who is or was a director of the corporation, (ii) who is or was serving at the request of the corporation as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

           5.2. INDEMNIFICATION OF OTHERS. The corporation shall have the power, to the extent and in the manner permitted by the CCC, to indemnify each of its employees, officers and agents (other than directors) against expenses (as defined in Section 317(a) of the CCC), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the CCC), arising by reason of the fact that such person is or was an employee, officer or agent of the corporation. For purposes of this Article V, an "employee" or "officer" or "agent" of the corporation (other than a director) includes any person (i) who is or was an employee, officer or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee, officer or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or (iii) who was an employee, officer, or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

           5.3. PAYMENT OF EXPENSES IN ADVANCE. Expenses and attorneys' fees incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 5.1, or if otherwise approved by the board of directors, shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Article V.

           5.4. INDEMNITY NOT EXCLUSIVE. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

           5.5. INSURANCE INDEMNIFICATION. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability under the provisions of this Article V.

           5.6. CONFLICTS. No indemnification or advance shall be made under this Article V, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstances where it appears:

           (i) that it would be inconsistent with a provision of the articles of incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

           (ii) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

           5.7. RIGHT TO BRING SUIT. If a claim under this Article V is not paid in full by the corporation within 90 days after a written claim has been received by the corporation (either because the claim is denied or because no determination is made), the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. The corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the CCC for the corporation to indemnify the claimant for the claim. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met the applicable standard of conduct, if any, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant has not met the applicable standard of conduct, shall be a defense to such action or create a presumption for the purposes of such action that the claimant has not met the applicable standard of conduct.

           5.8. INDEMNITY AGREEMENTS. The board of directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, or any person who was a director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, providing for indemnification rights equivalent to or, if the board of directors so determines and to the extent permitted by applicable law, greater than, those provided for in this
 Article V.

           5.9. AMENDMENT, REPEAL OR MODIFICATION. Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of a director, officer, employee or agent of the corporation existing at the time of such amendment, repeal or modification.

                                 ARTICLE VI

                            RECORDS AND REPORTS

           6.1. MAINTENANCE AND INSPECTION OF SHARE REGISTER. The corporation shall keep either at its principal executive office or at the office of its transfer agent or registrar (if either be appointed) a record of its shareholders listing the names and addresses of all shareholders and the number and class of shares held by each shareholder.

           A shareholder or shareholders of the corporation holding at least five percent (5%) in the aggregate of the outstanding voting shares of the corporation or who hold at least one percent (1%) of such voting shares and have filed a Schedule 14A with the United States Securities and Exchange Commission, shall have an absolute right to do either or both of the following: (i) inspect and copy the record of shareholders' names, addresses and shareholdings during usual business hours upon five (5) days' prior written demand upon the corporation or (ii) obtain from the transfer agent of the corporation, upon written demand and upon the tender of such transfer agent's usual charges for such list (the amount of which charges shall be stated to the shareholder by the transfer agent upon request), a list of the shareholders' names and addresses, who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand. The list shall be made available on or before the later of five (5) business days after the demand is received or the date specified therein as the date as of which the list is to be compiled.

           The record of shareholders shall also be open to inspection and copying by a shareholder or holder of a voting trust certificate at any time during usual business hours upon written demand on the corporation, for a purpose reasonably related to the holder's interests as a shareholder or holder of a voting trust certificate.

           Any inspection and copying under this Section 6.1 may be made in person or by an agent or attorney of the shareholder or holder of a voting trust certificate making the demand.

           6.2. MAINTENANCE AND INSPECTION OF BYLAWS. The corporation shall keep at its principal executive office or, if its principal executive office is not in the State of California, at its principal business office in California, the original or a copy of these Bylaws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the corporation is outside the State of California and the corporation has no principal business office in such state, then it shall, upon the written request of any shareholder, furnish to such shareholder a copy of these Bylaws as amended to date.

           6.3. MAINTENANCE AND INSPECTION OF OTHER CORPORATE RECORDS. The accounting books and records and minutes of proceedings of the shareholders and the board of directors, and committees of the board of directors, shall be kept at such place or places as are designated by the board of directors or, in absence of such designation, at the principal executive office of the corporation. The minutes shall be kept in written form, and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form.

           The minutes and accounting books and records shall be open to inspection upon the written demand on the corporation of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a shareholder or as the holder of a voting trust certificate. Such inspection by a shareholder or holder of a voting trust certificate may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts. Such rights of inspection shall extend to the records of each subsidiary corporation of the corporation.

           6. 4.   INSPECTION BY DIRECTORS.  Every director shall have the
 absolute right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the corporation and each of its subsidiary corporations, domestic or foreign. Such inspection by a director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts.

           6.5. ANNUAL REPORT TO SHAREHOLDERS; WAIVER. The board of directors shall cause an annual report to be sent to the shareholders not later than one hundred twenty (120) days after the close of the fiscal year adopted by the corporation. Such report shall be sent to the shareholders at least fifteen (15) (or, if sent by third-class mail, thirty-five (35)) days prior to the annual meeting of shareholders to be held during the next fiscal year and in the manner specified in Section 2.5 of these Bylaws for giving notice to shareholders of the corporation.

           The annual report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that the statements were prepared without audit from the books and records of the corporation.

           The foregoing requirement of an annual report shall be waived so long as the shares of the corporation are held by fewer than one hundred
 (100) holders of record.

           6.6. FINANCIAL STATEMENTS. If no annual report for the fiscal year has been sent to shareholders, then the corporation shall, upon the written request of any shareholder made more than one hundred twenty (120) days after the close of such fiscal year, deliver or mail to the person making the request, within thirty (30) days thereafter, a copy of the balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year.

           A shareholder or shareholders holding at least five percent (5%) of the outstanding shares of any class of stock of the corporation may make a written request to the corporation for an income statement of the corporation for the three-month, six-month or nine-month period of the current fiscal year ended more than thirty (30) days prior to the date of the request and a balance sheet of the corporation as of the end of that period. The statements shall be delivered or mailed to the person making the request within thirty (30) days thereafter. A copy of the statements shall be kept on file in the principal office of the corporation for twelve
 (12) months and it shall be exhibited at all reasonable times to any shareholder demanding an examination of the statements or a copy shall be mailed to the shareholder. If the corporation has not sent to the shareholders its annual report for the last fiscal year, the statements referred to in the second paragraph of Section 6.5 shall likewise be delivered or mailed to the shareholder or shareholders within thirty (30) days after the request.

           The quarterly income statements and balance sheets referred to in this Section 6.6 shall be accompanied by the report thereon, if any, of any independent accountants engaged by the corporation or the certificate of an authorized officer of the corporation that the financial statements were prepared without audit from the books and records of the corporation.

           6.7. REPRESENTATION OF SHARES OF OTHER CORPORATIONS. The chairman of the board, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

                                ARTICLE VII

                              GENERAL MATTERS

           7.1.   RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING.
 For purposes of determining the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action (other than with respect to notice or voting at a shareholders meeting or action by shareholders by written consent without a meeting), the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days prior to any such action. Only shareholders of record at the close of business on the record date are entitled to receive the dividend, distribution or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the articles of incorporation, the CCC or by agreement.

           If the board of directors does not so fix a record date, then the record date for determining shareholders for any such purpose shall be at the close of business on the date on which the board of directors adopts the resolution relating thereto or the sixtieth (60th) day prior to the date of that action, whichever is later.

           7.2. CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS. From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

           7.3. CORPORATE CONTRACTS AND INSTRUMENTS: HOW EXECUTED. The board of directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or arrangement or to pledge its credit or to render it liable for any purpose or for any amount.

           7.4. CERTIFICATES FOR SHARES. A certificate or certificates for shares of the corporation shall be issued to each shareholder when any of such shares are fully paid. The board of directors may authorize the issuance of certificates for shares partly paid provided that these certificates shall state the total amount of the consideration to be paid for them and the amount actually paid. All certificates shall be signed in the name of the corporation by the chairman of the board or the president or a vice president and by the chief financial officer or an assistant treasurer or the secretary or an assistance secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be by facsimile.

           In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent or registrar at the date of issue.

           7.5. LOST CERTIFICATES. Except as provided in this Section 7.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation or its transfer agent or registrar and cancelled at the same time. The board of directors may, in case any share certificate or certificate for any other security is lost, stolen or destroyed (as evidenced by a written affidavit or affirmation of such fact), authorize the issuance of replacement certificates on such terms and conditions as the board of directors may require; the board of directors may require indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

           7. 6.   CONSTRUCTION; DEFINITIONS.  Unless the context requires
 otherwise, the general provisions, rules of construction, and definitions in the CCC shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

                                ARTICLE VIII

                                AMENDMENTS

           8.1. AMENDMENT BY SHAREHOLDERS. New Bylaws may be adopted, or these Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the articles of incorporation set forth the number of authorized directors, then the authorized number of directors may be changed only by an amendment of the articles of incorporation.

           8.2 AMENDMENT BY DIRECTORS. Subject to the rights of the shareholders as provided in Section 8.1 of these Bylaws, Bylaws, other than a Bylaw or an amendment of a Bylaw changing the authorized number of directors (except to fix the authorized number of directors pursuant to a Bylaws providing for a variable number of directors), may be adopted, amended or repealed by the board of directors.

           8.3. RECORD OF AMENDMENTS. Whenever an amendment or new Bylaw is adopted, it shall be copied in the book of minutes with the original Bylaws. If any Bylaw is repealed, the fact of repeal, with the date of the meeting at which the repeal was enacted or written consent was filed, shall be stated in said book.

                                 ARTICLE IX

                               INTERPRETATION

           Reference in these Bylaws to any provision of the CCC shall be deemed to include all amendments thereof.



                           ESCROW FUND AGREEMENT


           ESCROW FUND AGREEMENT (this "Agreement"), dated as of April 6, 1999, by and among Peerless Systems Corporation, a Delaware corporation ("Parent"), Mannan Latif, as representative of the shareholders and option holders (collectively, "Holders") of Auco, Inc., a California corporation (the "Company") (the "Shareholder Representative"), and [_____________], as escrow agent (the "Escrow Agent").

           A. The Company, Parent, Auco Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Shareholder Representative have entered into an Agreement and Plan of Reorganization and Merger, dated of even date herewith (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"), with the Company remaining as the surviving corporation in the Merger (the "Surviving Corporation"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement.

           B. Pursuant to the Merger Agreement, each share of common stock, par value $0.001 per share (the "Company Common Stock"), of the Company shall be converted into the right to receive 0.2585 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share (the "Parent Common Stock"), of Parent, and each outstanding option (the "Company Options") to acquire Company Common Stock shall be assumed by Parent and shall represent the right to acquire that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time of the Merger, and (y) the Exchange Ratio.

           C. The Merger Agreement provides that, at the Effective Time of the Merger or from time to time thereafter, Parent will deliver to the Escrow Agent certificates representing ten percent (10%) of the Parent Common Stock that is to be issued in the Merger to the shareholders of the Company and to option holders of the Company upon exercise of their options. Such shares, together with any other securities of the Company issued by means of dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like upon or with respect to such shares, being collectively referred to herein as the "Escrow Shares", shall be held as collateral for the indemnification obligations under
 Article X of the Merger Agreement and pursuant to the provisions hereof, on the terms and subject to the conditions set forth herein.

           D. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Account.

           NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

           1.   Escrow.

                (a) Escrow of Shares. Promptly after the Effective Time, the Exchange Agent will deposit the Escrow Shares deducted from the shares of Parent Common Stock to be issued to the Company's shareholders in the Merger with the Escrow Agent, who will hold such Escrow Shares in escrow as collateral for the indemnification obligations set forth pursuant to
 Article X of the Merger Agreement until the Escrow Agent is required to release such Escrow Shares pursuant to the terms of this Agreement. In addition, promptly following the exercise of any Company Option by the holder of any Company Option after the Effective Time and prior to the Termination Date, Parent will deduct from the shares of the Parent Common Stock issuable upon such exercise a number of shares of such Parent Common Stock equal to 10% of such shares, and will deliver such Escrow Shares to the Escrow Agent, who will hold them in escrow as collateral for the indemnification obligations set forth pursuant to Article X of the Merger Agreement.

           For purposes of this Agreement, the term "Escrow Shares" will be deemed to include "Additional Escrow Shares" as that term is defined in
 Section 2(b) of this Agreement. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow subject to the terms and conditions of this Agreement.

                (b) Indemnification. The provisions set forth in Article X of the Merger Agreement are incorporated by reference herein. For purposes of this Agreement, references to Parent will include all other Indemnified Parties, as applicable. It is hereby agreed that the Escrow Shares will serve as security for such indemnity obligations, subject to the limitations prescribed in Article X of the Merger Agreement and this Agreement. Subject to the terms contained in Section 10.2 of the Merger Agreement, promptly after the receipt by Parent of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under the Merger Agreement, (i) Parent will give the Shareholder Representative and the Escrow Agent written notice of such claim, damage, legal action or proceeding (a "Claim") in accordance with
 Section 3 hereof, and will notify the Shareholder Representative of the progress of any such Claim, (ii) Parent will permit the Shareholder Representative, at the sole cost of the Holders, to participate in such defense, and (iii) Parent will not compromise or settle any such Claim without the written consent of the Shareholder Representative, which consent will not be unreasonably withheld.

                (c) Limitation on Liability. Except as otherwise set forth in this Agreement and without limiting any other remedy that may be available, the maximum liability under this Agreemen will be the number of Escrow Shares set forth next to such Holder's name on Schedule A plus any Additional Escrow Shares, and any cash proceeds deposited into the Escrow Account pursuant to Section 2(b) hereof. Payments for finally determined Claims will be deducted from the Escrow Shares of each Holder in proportion to such Holder's Indemnification Pro Rata Percentage.

           2.   Deposit of Escrow Shares; Release from Escrow.

                (a) Delivery of Escrow Shares. Promptly following the Effective Time, (i) the Escrow Shares allocable to the Company's shareholders (the "Initial Escrow Shares") will be delivered by the Exchange Agent to the Escrow Agent in the form of duly authorized stock certificates issued in the respective names of the holders thereof, and
 (ii) each holder of Initial Escrow Shares and each holder of a Company Option will deliver to the Escrow Agent an executed stock power in form satisfactory to Parent (with the date and number of shares left blank), which will apply to the Initial Escrow Shares or Option Shares, as the case may be. In addition, promptly following the exercise of any Company Option by the holder of any Company Option after the Effective Time and prior to the Termination Date, Parent will deduct from the shares of the Parent Common Stock issuable upon such exercise a number of shares of such Parent Common Stock equal to 10% of such shares, and will deliver such Escrow Shares to the Escrow Agent, who will hold them in escrow as collateral for the indemnification obligations set forth pursuant to Article X of the Merger Agreement. In the event Parent issues any Additional Escrow Shares (as defined below), such shares will be issued and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered promptly following the Effective Time.

                (b) Dividends, Voting and Rights of Ownership. Except for dividends paid in stock declared with respect to the Escrow Shares (other than the Option Shares) that are not subject to tax pursuant to section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code") ("Additional Escrow Shares"), any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed concurrently by Parent to the Holders. Each such Holder will have the right to vote the Escrow Shares deposited in the Escrow Account for the account of such Holder so long as such Escrow Shares are held in escrow, and Parent will take reasonable steps necessary to allow the exercise of such rights. Each Holder shall include in taxable income: (i) any taxable dividends distributed in respect of the Escrow Shares, and (ii) any gain or loss arising from the sale of such Escrow Shares by the Escrow Agent. Within 30 days after the earlier of the close of the calendar year or the Termination Date (as defined below), the Escrow Agent shall furnish to each Holder an information statement indicating the amount of such dividends, sale proceeds, and interest income attributable
 to the Escrow Shares or proceeds held on such Holder's behalf.   For
 purposes of this Agreement, subject to Section 4(b) hereof, "Termination Date" shall mean the earlier to occur of: (i) the date of issuance of the first independent audit report of the Company or of the Company consolidated with Parent following the Effective Time, and (ii) the date which is one year following the Effective Time.

                (c) Distribution to Holders. Within five business days after the Termination Date, the Escrow Agent will release from escrow to the Holders their respective Escrow Shares, plus all Additional Escrow Shares, and invested cash, if any, less (A) any Escrow Shares delivered to Parent in accordance with Section 4 hereof in satisfaction of Claims, and
 (B) any Escrow Shares subject to delivery to Parent in accordance with
 Section 4 hereof with respect to any then pending but unresolved Claims. Any Escrow Shares held as a result of clause (B) above will be released to the Holders or released to Parent for cancellation (as appropriate) promptly upon resolution of each specific Claim involved.

                (d) Release of Shares. The Escrow Shares will be held by the Escrow Agent until required to be released pursuant to Section 2(c) above. Within five business days after the release condition is met, the Escrow Agent will deliver to each Holder the requisite number of Escrow Shares, Additional Escrow Shares and invested cash, if any, to be released on such date as identified by Parent and the Shareholder Representative to the Escrow Agent in writing. Such delivery will be in the form of stock certificate(s) issued in the name of such Holder or invested cash. Parent and the Shareholder Representative undertake to deliver a timely notice to Escrow Agent identifying the number of Escrow Shares to be released within such five business day period. The Escrow Shares will be released to each Holder in accordance with the proportion that the number of Escrow Shares held by each such Holder bears to the aggregate number of Escrow Shares held in the Escrow Account as of the Termination Date (each such Holder's "Indemnification Pro Rata Percentage"). Parent will take such action as may be necessary to cause stock certificates to be issued in the names of the appropriate Holders. Certificates representing Escrow Shares held for the accounts of Holders who were affiliates of the Company on the date of the Merger Agreement or thereafter will bear a legend indicating that they are subject to resale restrictions under Rule 145 promulgated under the Securities Act.

                (e) No Encumbrance. The Shareholder Representative agrees to cause no Escrow Shares or any interest (beneficial or otherwise) thereon to be pledged, sold, assigned or transferred, including by operation of law, by a Holder, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder (other than such Holder's obligations under Articles X), prior to the delivery to such Holder of the Escrow Shares by the Escrow Agent.

                (f) Power to Transfer Escrow Shares. The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Parent will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

           3.   Notice of Claim.

                (a) Each notice of a Claim by Parent (the "Notice of Claim") will be in writing and will contain the following information to the extent it is known to Parent:

                     (i) Parent's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages (which amount may or may not be the amount of damages claimed by a third party plaintiff in an action brought against Parent or the Company based on alleged facts, which if true, would constitute a breach of the representations and warranties or the Company contained in the Merger Agreement); and

                     (ii) A brief description of the facts, circumstances or events giving rise to the alleged Damages based on Parent's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent known to Parent) and copies of any formal demand or complaint.

                (b) The Escrow Agent will not transfer any of the Escrow Shares held in the Escrow Account to Parent pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4 below.

           4. Resolution of Notice of Claim and Transfer of Escrow Shares. Any Notice of Claim received by the Shareholder Representative and the Escrow Agent pursuant to Section 3 above will be resolved as follows:

                (a) Uncontested Claims. In the event that the Shareholder Representative does not contest a Notice of Claim in writing to the Escrow Agent within 20 calendar days after a Notice of Claim containing a statement of the claimed Damages is delivered pursuant to Section 7 below, the Escrow Agent will immediately transfer to Parent for cancellation that number of Escrow Shares having a value (determined pursuant to Section 4(c) hereof) equal to the amount of Damages specified in the Notice of Claim, and will notify the Shareholder Representative of such transfer.

                (b) Contested Claims. In the event that the Shareholder Representative gives written notice contesting all, or any portion of, a Notice of Claim to Parent and the Escrow Agent (a "Contested Claim") within the 20-day period provided above, matters that are subject to Third Party Claims (as defined in the Merger Agreement) brought against Parent or the Company in a litigation or arbitration will await the final decision, award or settlement of such litigation or arbitration, while matters that arise between Parent on the one hand and the Holders (or the Shareholder Representative) on the other hand ("Arbitrable Claims"), will be settled by binding arbitration. Any portion of the Notice of Claim that is not contested will be resolved as set forth in Section 4(a) above. The final decision of the arbitrator will be furnished to the Escrow Agent, the Shareholder Representative, and Parent in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Holders, the Shareholder Representative and Parent, and an order with respect thereto may be entered in any court of
 competent jurisdiction.   After delivery of written notice by the
 Shareholder Representative that the Notice of Claim is contested by the Shareholder Representative, the Escrow Agent will continue to hold in the Escrow Account Escrow Shares having a value (determined pursuant to Section 4(c) hereof) sufficient to cover such Claim (notwithstanding the occurrence of the Termination Date) until: (i) execution of a settlement or joint escrow instructions agreement by Parent and the Shareholder Representative setting forth a resolution of the Notice of Claim, or (ii) receipt of a copy of the final award of the arbitrator.

                     (i) Arbitration. Any Arbitrable Claim and any other dispute arising out of or relating to this Agreement shall be resolved by arbitration in San Francisco, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Claim or such dispute.

                     (ii) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                     (iii) Selection of Arbitrator. The arbitrator shall be mutually agreed upon by Parent and the Shareholder Representative. In the event Parent and the Shareholder Representative are unable to agree within 20 days following submission of the dispute to the American Arbitration Association by one of the parties, the American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause (iv) hereof.

                     (iv) Qualifications of Arbitrator. No arbitrator shall have any past or present family, business or other relationship with Parent, the Company or any "affiliate" (as such term is defined in Rule 12b-2 of the Securities Act of 1933, as amended (the "Securities Act"), director or officer thereof, or any "associate" (as such term is defined in Rule 12b-2 of the Securities Act) of Parent, the Company or any affiliate, director or officer thereof, unless, following full disclosure of all such relationships, Parent and the Shareholder Representative agree in writing to waive such requirement with respect to an individual in connection with any dispute.

                     (v) Hearing. The arbitrator shall be instructed to hold an up to eight (8) hour, one (1) day hearing regarding the disputed matter within 60 days of his designation and to render an award (without written opinion) no later than ten (10) days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by Parent and the Shareholder Representative.

                     (vi) Payment of Costs. Parent and the Shareholder Representative on behalf of the Holders as a group will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that (i) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to make such determinations. The Holders' liability for such fees and expenses of arbitration shall be paid by Parent and shall be recovered as a Claim hereunder out of the Escrow Shares.

                     (vii) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement or the Merger Agreement.

                     (viii) Exclusive Remedy. Except as specifically otherwise provided in this Agreement or the Merger Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Claim or any other dispute arising out of or relating to this Agreement.

                (c) Determination of Amount of Claims. Any amount owed to Parent hereunder, as determined pursuant to Section 4(a) or 4(b) above, will be immediately payable to Parent out of the Escrow Shares then held by the Escrow Agent at a per share value for all Escrow Shares equal to the fair market value of the Parent Common Stock, determined at the time of the payment of such amount to Parent.

                (d) No Exhaustion of Remedies. Parent need not pursue or exhaust any other remedies that may be available to it before proceeding in accordance with the provisions contained in this Agreement. Parent may institute Claims against the Escrow Account and in satisfaction thereof may recover Escrow Shares, in accordance with the terms of this Agreement, without making any other Claims directly against any Holders or the Shareholder Representative, and without rescinding or attempting to rescind the transactions effected by the Merger Agreement. The assertion of any single Claim for indemnification hereunder will not bar Parent from asserting any other Claims hereunder.

           5.   Limitation of Escrow Agent's Duties and Liability.

                (a) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than as outlined in the Agreement.

                (b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any items which may be due it hereunder.

                (c) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful misconduct or gross negligence was the primary cause of any loss to Parent or any Holder. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

                (d) Parent and the Shareholder Representative hereby agree to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense arising out of or in connection with this Escrow Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has acted in bad faith or has been guilty of gross negligence or willful misconduct. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                (e) Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

                (f) The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given jointly by Parent and the Shareholder
 Representative.

                (g) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

           6. Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) by mail or by an internationally recognized private overnight or overseas courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  If to Parent, to:

                Peerless Systems Corporation
                2381 Rosecrans Avenue, Suite 400
                El Segundo, California 90245
                Attention: Edward Gavaldon
                Facsimile No.:  310-536-0058

      with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                525 University Avenue, Suite 220
                Palo Alto, California 94301
                Attention:  Gregory C. Smith, Esq.
                Facsimile No.:  (650) 470-4570

      (b)  if to the Shareholder Representative, to:

                Mannan Latif
                c/o Auco, Inc.
                386 Main Street
                Redwood City, California 94063
                Facsimile No.: 650-569-4403

      with a copy to:

                Gunderson Dettmer Stough Villeneuve Franklin &
                Hachigian, LLP
                155 Constitution Drive
                Menlo Park, California 94025
                Attention: Brooks Stough, Esq.
                Facsimile No.:  650-321-2800

      and to:

                Coblentz, Patch, Duffy & Bass
                222 Kearny Street, 7th Floor
                San Francisco, California 94108
                Attention:  Paul Escobosa, Esq.
                Facsimile No.:  415-989-1663

      (c)  if to the Escrow Agent, to:

           [To be supplied]

           7.   General.

                (a) Governing Law; Successors and Assigns. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to conflict of law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                (c) Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter contained herein, and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

           8.   Expenses.

                (a) Escrow Agent. All reasonable fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid out of the Escrow Account; provided, however, that the foregoing shall only be applicable to the extent such fees and expenses do not exceed $10,000. Any fees and expenses of the Escrow Agent in excess of $10,000 shall be paid by Parent.

           9. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation will take effect. Parent will designate a successor Escrow Agent prior to the expiration of such period by giving written notice to the Escrow Agent and the Shareholder Representative. Parent may appoint a successor Escrow Agent without the consent of the Holders or the Shareholder Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Shareholder Representative, which consent will not be unreasonably withheld. The Escrow Agent will promptly transfer the Escrow Shares to such designated successor.

           10. Amendment. This Agreement may be amended by the written agreement of Parent, the Escrow Agent and the Shareholder Representative, provided that, if the Escrow Agent does not agree to an amendment agreed upon by Parent and the Shareholder Representative, the Escrow Agent will resign and Parent will appoint a successor Escrow Agent in accordance with
 Section 10 above. No such amendment may treat any one Holder differently from the other Holders unless consented to in writing by Holders having beneficial ownership in a majority of the outstanding Escrow Shares, including the consent of any such Holder who is to be treated differently.


           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.


                               PEERLESS SYSTEMS CORPORATION



                               By:_____________________________
                                  Name:
                                  Title:


                               SHAREHOLDER REPRESENTATIVE



                               ________________________________


                               [ESCROW AGENT]



                               By:_____________________________
                                  Name:
                                  Title:



                                                            EXHIBIT F-1



 Peerless Systems Corporation
 2381 Rosecrans Avenue, Suite 400
 El Segundo, California 90245

 April 6, 1999

 Ladies and Gentlemen:

           I am a holder of shares of preferred stock, par value $0.001 per share, shares of common stock, par value $0.001 per share, and/or options to purchase such shares of common stock or preferred stock (the "Company Stock"), of Auco, Inc., a California corporation (the "Company"). I am aware that pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of April 6, 1999 (the "Merger Agreement") by and among Peerless Systems Corporation, a Delaware corporation ("Parent"), Auco Merger Sub, Inc. ("Sub") and the Company, Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), and each of the shares of Company Common Stock outstanding as of the Effective Time (as defined in the Merger Agreement) of the Merger shall be converted into shares of common stock of Parent ("Parent Common Stock").

           I have been advised that as of the date hereof, I may be deemed an "affiliate" of the Company as the term "affiliate" is used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Securities Exchange Commission (the "Commission"), although nothing contained herein should be construed as an admission of such fact.

           I understand that it is a condition precedent to the obligations of each of Parent and the Company to consummate the Merger that it has received a letter from Parent's independent accountants to the effect that the Merger may be accounted for as a pooling of interests. I further understand that in order for the Merger to be accounted for as a pooling of interests, affiliates of Parent and the Company must not reduce their interests in or risk relative to their ownership of the shares of capital stock of either Parent or the Company owned by them for a certain time period prior to and following the Merger.

      As an inducement to Parent to consummate the Merger, I represent to and covenant with Parent that, during the period starting 35 days prior to the Effective Time and ending after such time as combined financial results (including combined sales and net income) covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations (such period is referred to herein as the "Pooling Period"), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of either the Company or Parent that I may hold, and (ii) I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of Parent that I may hold.

      In addition to the resale restrictions set forth above that relate to pooling, I understand further that I may be deemed to be an "affiliate" of the Company for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact. I understand that (i) if, in fact, I am deemed an "affiliate" under the Securities Act, and (ii) if I receive shares of Parent Common Stock in exchange for any shares of Company Common Stock pursuant to the Merger, my ability to sell, assign or transfer such Parent Common Stock received by me in the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. I understand that such exemptions are limited, including limitations with respect to the applicability to the sale of such securities under Rule 145(d) promulgated under the Securities Act, to the extent applicable.

           I have been informed and understand that the accuracy of my representations and warranties and my compliance with the covenants set forth herein will be relied upon by Parent and the Company, their respective counsel, and shareholders of Parent and the Company.

           With respect to Securities Act, and only to the extent that I receive shares of Parent Common Stock in exchange for any shares of Company Common Stock pursuant to the Merger, I represent and warrant to Parent and agree that:

           A. I have full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform my obligations hereunder.

           B. I have been advised that the issuance of Parent Common Stock to me in the Merger will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that because I may be deemed to have been an "affiliate" of Parent at the time the Merger was submitted for a vote of the shareholders of Parent, and because any distribution by me of Parent Common Stock has not been registered under the Securities Act, I may not sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any Restricted Securities (as defined below), or any option, right or other interest with respect to any Restricted Securities, unless (i) such transaction is permitted pursuant to Rules 145(c) and 145(d) under the Securities Act, (ii) no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition, (iii) a registration statement under the Securities Act covering the Restricted Securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been file with the SEC and made effective under the Securities Act, or (iv) an authorized representative of the SEC shall have rendered written advice to me (sought by me or counsel representing me, with a copy thereof and all other related communications delivered to Parent) to the effect that the SEC would take no action, or that the Staff of the SEC would not recommend that the SEC take action, with respect to the proposed disposition if consummated.

           C. I have no present plan or intent to dispose of the Parent Common Stock acquired by me pursuant to the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Parent being herein sometimes collectively referred to as "Restricted Securities") and I shall not formulate prior to the Effective Time (as defined in the Merger Agreement) of the Merger any such plan or intent to dispose of such Restricted Securities.

           D. I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Securities Act or the rules and regulations promulgated thereunder.

           E. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

           F. From and after the Effective Time (as defined in the Merger Agreement) of the Merger and for so long as is necessary in order to permit me to sell the Restricted Securities held by and pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act. Parent is under no obligation to register the sale, transfer or other disposition of any Restricted Securities by me or on my behalf.

           G. I understand that, in addition to the restrictions imposed under this Agreement, the provisions of Rule 145 limit any public resale by me of Restricted Securities and that the restrictive legends described below will be placed upon the Restricted Securities.

           H. I understand that stop transfer instructions will be given to the registrar of the certificates for the shares of Parent Common Stock and that there will be placed on the certificates for the shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance:

           THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION (THE ACQUISITION OF AUCO, INC. PURSUANT TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE LIMITATIONS OF SUCH RULE 145, OR UPON RECEIPT BY PEERLESS CORPORATION OF AN OPINION OF COUNSEL ACCEPTABLE TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT.

           Parent agrees to remove such legend to the extent that such shares evidenced by such certificates may properly be sold by me pursuant to this Agreement.

           I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

           THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

           I. I hereby agree that, for a period of one (1) year following the Effective Time (as defined in the Merger Agreement) of the Merger, I will obtain an agreement similar to this Agreement from each transferee of the shares of Parent Common Stock sold or otherwise transferred by me, but only if such sale or transfer is effected other than in a transaction involving a registered public offering or as a sale pursuant to Rule 145.

           It is understood and agreed that this Agreement will terminate and be of no further force and effect and the legends set forth above will be removed by delivery of substitute certificates without such legends, and the related transfer restrictions shall be lifted forthwith, when: (i) my shares of Parent Common Stock shall have been registered under the Securities Act for sale, transfer, or other disposition by me or on my behalf, (ii) I am not at the time an "affiliate" of Parent and have held the shares of Parent Common Stock for at least one (1) year (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder) and Parent has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the period from the Effective Time (as defined in the Merger Agreement) of the Merger to the date of termination of this Agreement, or (iii) Parent shall have received a letter from the staff of the SEC, or an opinion of counsel acceptable to Parent, to the effect that the stock transfer restrictions and the legend are not required.

           This Agreement may be executed in two or more counterparts, each of which shall constitute one in the same instrument.

           This Agreement shall be binding on my heirs, legal representatives, and successors.

                               Very truly yours,


                               ________________________
                               Name***:
                               Title:


 Accepted this 6th day of April, 1999

 PEERLESS SYSTEMS CORPORATION



 By:_________________________________
    Name:
    Title:


 ______________
 *** In the event this undertaking covers shares held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.




                                                             EXHIBIT F-2



 Peerless Systems Corporation
 2381 Rosecrans Avenue, Suite 400
 El Segundo, California 90245

 April 6, 1999

 Ladies and Gentlemen:

           I am a holder of shares of common stock ("Parent Common Stock") of Peerless Systems Corporation, a Delaware corporation ("Parent"). I am aware that pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of April 6, 1999 (the "Merger Agreement") by and among Parent, Auco Merger Sub, Inc. ("Sub") and Auco, Inc., a California corporation (the "Company"), Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), and each of the shares of common stock of the Company outstanding as of the Effective Time (as defined in the Merger Agreement) of the Merger shall be converted into shares of Parent Common Stock.

           I have been advised that as of the date hereof, I may be deemed an "affiliate" of the Company or of Parent as the term "affiliate" is used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission, although nothing contained herein should be construed as an admission of such fact.

           I understand that it is a condition precedent to the obligations of each of Parent and the Company to consummate the Merger that it has received a letter from Parent's independent accountants to the effect that the Merger may be accounted for as a pooling of interests. I further understand that in order for the Merger to be accounted for as a pooling of interests, affiliates of Parent and the Company must not reduce their interests in or risk relative to their ownership of the shares of capital stock of either Parent or the Company owned by them for a certain time period prior to and following the Merger.

      As an inducement to Parent to consummate the Merger, I represent to and covenant with Parent that, during the period starting 35 days prior to the Effective Time and ending after such time as combined financial results (including combined sales and net income) covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations (such period is referred to herein as the "Pooling Period"), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of either the Company or Parent that I may hold, and (ii) I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of Parent that I may hold.

           This Agreement may be executed in two or more counterparts, each of which shall constitute one in the same instrument.

           This Agreement shall be binding on my heirs, legal representatives, and successors.

                               Very truly yours,


                               ________________________
                               Name:


 Accepted this 6th day of April, 1999

 PEERLESS SYSTEMS CORPORATION



 By:_________________________________
    Name:
    Title:




                                 EXHIBIT G

                     FORM OF NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (this "Agreement") is and entered into as of April 6, 1999 between Peerless Systems Corporation, a Delaware corporation ("Parent") and [___________] (the "Principal").

        WHEREAS, Auco, Inc., a California corporation (the "Company"), has entered into an Agreement and Plan of Reorganization and Merger, dated of even date herewith (the "Merger Agreement"), with Parent and Auco Merger Sub, Inc., a Delaware corporation ("Auco Merger Sub"), whereby Auco Merger Sub will merge with and into the Company (the "Merger"), and the Company will become a wholly-owned subsidiary of Parent;

        WHEREAS, the Company engages in the development and sale of computer software for the primary purpose of allowing printers to connect to and operate through computer networks, either through servers or by a direct connection between the printer and the network (the "Business"), and Principal currently is a key employee of the Company;

        WHEREAS, Principal has specialized knowledge of the business of the Company, including, without limitation, knowledge of business relationships, lines of business, markets, key personnel, profitability and other confidential information, as well as substantial technical, business and financial expertise and extensive experience in a wide range of activities that will affect and constitute the Business;

        WHEREAS, Parent and the Company would be irreparably harmed and impaired if Principal were to engage, directly or indirectly, in any activity competing with the Business or disclose in violation of this Agreement, or make unauthorized use of, any confidential information concerning the Business;

        WHEREAS, Principal recognizes that Parent and the Company are entitled to protection from such use of the specialized knowledge of Principal; and

        WHEREAS, in partial consideration for Parent entering into the Merger Agreement which provides for, among other things, issuance of common stock of Parent to Principal in exchange for all of Principal's stock in the Company, Principal is entering into this Agreement.

        NOW, THEREFORE, subject to the successful closing of the Merger (which closing is a condition precedent to the effectiveness of this Agreement), and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Effective Time (as defined in the Merger Agreement), the Parties, intending to be legally bound, hereby agree as follows:

        1. Covenant Not to Compete. For and in consideration of the benefits derived directly and indirectly from this Agreement, the Principal covenants and agrees with Parent that for the period commencing on the date hereof and ending on the second anniversary of the Effective Time (such period being referred to herein as the "Covenant Period"), the Principal and any Principal Affiliate (as defined below) shall not in North America or Asia (the "Non-Compete Region"), directly or indirectly, (i) engage in the Business which is currently engaged in by the Company as of the date of this Agreement; (ii) enter the employ of, or render any services to or for any entity that is engaged in the Business (provided that the Principal may provide services as an employee, consultant or otherwise to any part of such entity that is not engaged in the Business, including engagement in the Business by virtue of the Principals provision of services to such entity), and (iii) become interested in any such entity in any capacity, including as an individual, partner, officer, director, principal, agent, trustee or consultant; provided, however, that Principal may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or automated quotation system if Principal, individually or in the aggregate, is not a controlling Person of, or a member of a group which controls, such entity and does not, directly or indirectly, "beneficially own" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the 60 day period referred to in Rule 13d-3(d)(1)(i)) 5% or more of any class of securities of such entity. In addition, and without limiting the foregoing, for the Covenant Period, neither Principal nor any Principal Affiliate shall, within the Non-Compete Region engage or participate in any effort or act to induce or solicit any of the customers, suppliers, associates, employees or independent contractors of the Company or the Business to cease doing business, or to discontinue such person's association or employment, with the Company or the Business for any reason. Notwithstanding the foregoing, this covenant not to compete shall terminate in the event that Parent terminates the employment of Principal without cause, as conclusively determined by Parent or if Principal terminates his employment for Good Reason (as defined below). Nothing herein contained shall establish an employment agreement, right or entitlement on the part of Principal.

        For purposes of this Agreement, Principal shall have "Good Reason" to terminate his employment with the Company following the occurrence of any of the following events, without the Company's written consent thereto; provided, that Principal shall have given Company written notice specifying the conduct alleged to have constituted such Good Reason and the Company shall have failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice:

                  (A) Any failure to elect or reelect or otherwise to maintain Principal in his current office or position, or a substantially equivalent office or position, of or with the Company;

                  (B) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties of Principal at or with the Company;

                  (C) A reduction in Principal's base salary with the Company;

                  (D) If the Company requires Principal to have his primary location of work changed to any location that is outside the Redwood City, California area; or

                  (E) Without limiting the generality or effect of the foregoing, if there any material breach of this Agreement by the Company or any successor to the Company.

        For purposes of this Agreement: (i) control or participation in any competing business shall be deemed to include (but shall not be limited to) ownership in excess of five percent (5%) of the aggregate capital stock of such competing business, and (ii) the term "Principal Affiliate" shall include any individual, partnership, joint venture, corporation, trust, unincorporated organization or other entity that as of the date of the Merger Agreement or during the term of this Agreement, directly or indirectly through one or more intermediaries, is controlled by the Principal or any relative or spouse of the Principal who has the same home as the Principal.

        2. Confidential Information. The Principal hereby agrees not to disclose to any person, other than: (i) to an employee of Parent (or customers, vendors or others in furtherance of Parent's business interests), (ii) with the consent of Parent, or (iii) as required by law, any trade secrets or confidential information of Parent or the Business with respect to any of Parent's or the Business' trademarks, service marks, licenses, lines of business, markets, key personnel, profitability, services, systems, business development techniques or plans, customers and business relationships, methods of operation, and training and policy materials (collectively, the "Confidential Information"); provided, however, that the Confidential Information shall not include any information known generally to the public or in the software industry (other than as a result of unauthorized disclosure by the Principal).

        3.   Other Matters.

                a. In the event that any regulatory, administrative, or judicial proceedings are commenced regarding this Agreement, the parties hereto agree to give each other notice thereof and to cooperate fully in any such proceedings, provided, however, that such cooperation shall not preclude either party from taking an adverse position to the other party in such proceeding.

                b. Each of the Principal and the Company acknowledges and agrees that this Agreement is reasonable and valid in geographical and temporal scope and in all other respects.

           4. Remedies. The Principal acknowledges that it would be difficult to measure damage to Parent from any breach by the Principal of the covenants set forth in Sections 1 and 2 hereof, that injury to Parent from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Principal agrees that if the Principal breaches any provision of Sections 1 and 2 hereof, Parent shall be entitled, in addition to all other remedies it may have, to injunctions or other appropriate orders to restrain any such breach by the Principal, without showing or proving any actual damage sustained by Parent, and the Principal agrees to waive any requirement for the securing or the posting of any bond in connection with such relief.

           5.   Successors; Binding Agreement.

           This Agreement and all rights of Parent hereunder shall inure to the benefit of, and be enforceable by, Parent and its successors and assigns.

           6. Notice. All notices and other communications provided for in this Agreement shall be sufficient if given in writing and delivered personally, by overnight delivery service, by confirmed telecopy transmission, or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as may be set forth in a notice given in such manner):

                If to Parent:

                Peerless Systems Corporation
                2381 Rosecrans Avenue, Suite 400
                El Segundo, California 90245
                Telephone: 310-536-0908
                Telecopier: 310-536-0058
                Attention: Edward Gavaldon

                With a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                525 University Avenue, Suite 220
                Palo Alto, California 94301
                Telephone:  650-470-4500
                Telecopier:  650-470-4570
                Attention:    Gregory Smith, Esq.

                If to the Principal:

                [__________]
                [__________]
                [__________]
                Telephone:     [_________]
                Telecopier:    [_________]
                Attention:     [_________]

                With a copy to:

                Coblentz, Patch, Duffy & Bass, LLP
                222 Kearny Street, 7th Floor
                San Francisco, California 94108
                Telephone: 415-391-4800
                Telecopier: 415-989-1663
                Attention:  Paul Escobosa, Esq.

           All such notices shall be deemed to have been given on the date delivered or telecopied in the manner provided for above.

           7.             Modification; Entire Agreement.

                a. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Parent and the Principal. No waiver by any party hereto at the time of any breach by another party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

                b. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party hereto which are not set forth expressly in this Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

           8. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflicts of laws thereof.

           9.   Severability; Waiver.

                a. The restrictions against competition and disclosure of information set forth in Sections 1 and 2 hereof are considered by the parties hereto to be reasonable for the purposes of protecting the Business. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted (but only with respect to such jurisdiction) to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable in such jurisdiction.

                b. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                c. No delay or omission by Parent in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Parent on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

           10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

                               PRINCIPAL


                               _______________________________
                                        Paul Kwan


                               PEERLESS SYSTEMS CORPORATION



                               By:_____________________________
                                  Name:
                                  Title:



           10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

                               PRINCIPAL


                               _______________________________
                                        Adam Au


                               PEERLESS SYSTEMS CORPORATION


                               By:____________________________
                                  Name:
                                  Title:



                                   EXHIBIT H

                    FORM OF OPINION OF SKADDEN, ARPS, SLATE
                              MEAGHER & FLOM LLP

 1. Each of Parent and Sub is validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

 2. Each of Parent and Sub has all requisite corporate power and corporate authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of each of Parent and Sub, and no other corporate proceedings on the part of each of Parent or Sub is necessary for the execution and delivery by each of Parent and Sub of the Merger Agreement, and the performance by each of Parent and Sub of its obligations thereunder. The Merger Agreement has been been duly executed and delivered by each of Parent and Sub, and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) no view is expressed with respect to the Registration Rights Agreement.

 3. To the best of our knowledge, and except as set forth in the schedules and exhibits to the Merger Agreement, all consents, approvals and authorizations of and filings with any Governmental Entity with respect to any Applicable Laws required on the part of Parent or Sub in connection with the valid execution and delivery of the Merger Agreement, or the consummation of the transactions contemplated thereby, have been obtained or made. "Applicable Laws" shall mean the General Corporation Law of the State of Delaware and those laws, rules and regulations of the State of California and the United States of America, which, in our experience, are normally applicable to transactions of the type contemplated by the Merger Agreement.

 4. Except as disclosed in the schedules and exhibits to the Merger Agreement, neither the performance, execution and delivery of the Merger Agreement by Parent and Sub, nor the consummation by Parent and Sub of the transactions contemplated thereby, nor compliance by Parent and Sub with any of the provisions thereof, will result in any of the following: (i) a violation of the Certificate of Incorporation or bylaws of Parent or Sub, (ii) to our knowledge, a default or event that, with notice or lapse of time, or both, would constitute a default, breach or violation of any Applicable Contract, (iii) to our knowledge, an event that would permit any person or entity to terminate any Applicable Contract or to accelerate the maturity of any obligation of Parent or Sub, (iv) to our knowledge, a violation or breach of any Applicable Laws, or (v) to our knowledge, a violation of any Applicable Orders. For purposes of this opinion, (A) "Applicable Contracts" shall mean those agreements or instruments set forth on
      Schedule I to this opinion; such agreements and instruments have been identified to us as all the Merger Agreements and instruments which are material to the business, properties or financial condition or results of operations of Parent and Sub, and (B) "Applicable Orders" shall mean any writ, injunction or decree of any court or governmental instrumentality to which Parent or Sub is a party or by which any of its properties or assets is bound, and which is identified on Schedule II to this opinion.




                            EMPLOYMENT AGREEMENT


      THIS AGREEMENT by and between AUCO (the "Company"), a California corporation, and Adam Au (the "Executive") will become effective upon the later date by which both parties sign this agreement ("Agreement").

                              R E C I T A L S

      A. The Executive is currently employed as the President of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

      B. The Company is currently contemplating a merger with Peerless Systems Corporation ("Merger");

      C. The Company desires to assure itself of both present and future continuity of management in light of the Merger and subsequent to the Merger; and

      D. The Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

           1. At-Will Employment. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Executive on an at-will basis and Executive agrees to remain in the employ of the Company on an at-will basis. With respect to periods following the Merger, references to the "Company" shall include the surviving corporate parent in the Merger.

           2. Position. During his employment with the Company, Executive agrees to serve the Company, and the Company shall employ Executive as Vice President and General Manager, Networking Division or in such other comparable or superior executive capacity or capacities as may be specified from time to time by the Chief Executive Officer of the Company.

           3.   Operation Dates of Agreement; and Duties.

                (a) Operative Dates of Agreement. This Agreement shall be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative unless and until the Merger is consummated. Upon the closing of the Merger, without further action, this Agreement shall become immediately operative. After the operative date, this Agreement shall continue in effect during Executive's employment with the Company up until the second
 (2nd) anniversary of the closing date of the Merger, at which time this Agreement shall automatically terminate without further action.

                (b) Duties. During his employment under this Agreement, and except for illness, reasonable vacation periods and reasonable leaves of absence, Executive shall devote his best efforts and substantially all his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies, as such business and affairs exist immediately following consummation of the Merger and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board of Directors of the Company; provided, however, that, with the approval of the Chief Executive Officer of the Company (which shall not be unreasonably withheld), Executive may serve, or continue to serve, on the boards of directors of, or hold any other offices or positions in, companies or organizations which, in such officer's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement. The Company shall retain full direction and control of the means and methods by which Executive performs the services for which he is employed hereunder. The services which are to be performed by Executive hereunder are to be substantially rendered in the State of California.

           4.   Compensation and Reimbursement of Expenses;
                Other Benefits;

                (a) Compensation. During his employment under this Agreement, Executive shall be paid a salary at the rate of one hundred seventy-five thousand dollars ($175,000.00) per year, or such higher salary as may be from time to time approved by the Board of Directors (or any duly authorized committee thereof) of the Company ("Base Salary"), plus such additional incentive compensation, if any, as may be voted to him yearly by the Board of Directors (or any duly authorized committee thereof).

                (b) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

                (c) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company's management and those benefits for which executives are or shall become eligible, when and as he becomes eligible therefor, such as three weeks of paid vacation.

                (d) Stock Options. Executive shall be granted an option with respect to 100,000 shares of Peerless Systems Corporation ("Peerless") common stock (the "Base Amount") which is to vest over a four year period as follows: one quarter (1/4) or twenty-five thousand (25,000) shares shall vest one year from the closing date of the Merger, and the remaining three quarters (3/4) or seventy-five thousand (75,000) shares will vest on a pro rata basis monthly over the ensuing thirty-six (36) months. The grant will be effective upon the closing of the Merger, and the exercise price shall be equal to the closing price of the common stock of Peerless on the Nasdaq National Market on the business day immediately following consummation of the Merger. Executive shall also be eligible for an annual "refresher" grant of stock options equal to twenty-five percent (25%) of the Base Amount in accordance with Peerless' policies and procedures.

                (e) Bonus. Executive shall also be eligible to receive an annual bonus, up to a maximum of one hundred thousand dollars ($100,000), based upon earnings per share goals for the entire company, as may be determined by the Board of Directors of the Company.

           5.   Termination.

                (a) For Cause. Notwithstanding anything herein to the contrary, and specifically reiterating the at-will nature of Executive's employment, which can be terminated by either Executive or Company for any reason or no reason without advance notice, the Company may, without liability, also terminate Executive's employment hereunder for Cause (as defined herein) at any time upon written notice from the Board of Directors (or any duly authorized committee thereof). As used herein, Cause shall mean the occurrence of any of the following events: (i) Executive's conviction of or guilty plea to the commission of an act or acts constituting a felony under the laws of the United States or any state thereof; (ii) action by Executive toward the Company involving personal dishonesty, theft or fraud in connection with Executive's duties as an officer of the Company; or (iii) Executive's willful failure to abide by or follow lawful directions of the Board of Directors that is not cured after notice to the Executive. If the Company terminates Executive's employment for Cause, Executive's right to compensation under this Agreement will terminate as of the date of such termination and all of the Company's obligations hereunder shall immediately cease and terminate, except that Executive shall be entitled to receive all compensation to which he is due under federal and state law or pursuant to Company policy up through and including the date of termination.

                (b) Death. If Executive's employment hereunder is terminated by reason of Executive's death, Executive's (or Executive's estate's) right to compensation under this Agreement will terminate as of the date of such termination and all of the Company's obligations hereunder shall immediately cease and terminate, except that Executive's estate will be entitled to received all compensation to which Executive is due under federal and state law or pursuant to Company policy up through and including the date of termination.

                (c) Disability. If the Company terminates Executive's employment by reason of Executive's Disability (as defined herein), Executive's right to benefits under this Agreement will terminate as of the date of such termination and all of the Company's obligations hereunder shall immediately cease and terminate, except that Executive shall be entitled to receive all compensation to which Executive is due under federal and state law or pursuant to Company policy up through and including the date of termination. As used herein, Executive's Disability shall mean that, due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for 180 consecutive days, and within 30 days after written notice of termination is given (which may occur before or after the end of such 180-day period) Executive shall not have returned to the performance of his duties hereunder on a full-time basis.

                (d) Termination by the Company other than for Cause, Death, or Disability, or Termination by Executive for Good Reason.
 If the Company terminates Executive's employment for any reason other than for cause, death or disability, pursuant to Sections 5(a)-(c) above, or Executive terminates his employment for Good Reason (as defined herein) then, notwithstanding anything herein to the contrary and in complete satisfaction and discharge of all of its obligations to Executive hereunder, Executive shall be entitled to receive all compensation to which Executive is due under the terms of this Agreement as if the Executive had remained in the employment of the Company during the term of this Agreement as set forth in Section 3(a) hereof. For purposes of this Agreement, Executive shall have "Good Reason" to terminate his employment with the Company following the occurrence of any of the following events, without Executive's written consent thereto, provided, that Executive shall have given Company written notice specifying the conduct alleged to have constituted such Good Reason and Company has failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice:

                     (A) Any failure to elect or reelect or otherwise to maintain Executive in the office or the position, or a substantially equivalent office or position, of or with the Company, as described in Paragraph 2;

                     (B) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties described in Paragraph 3(b);

                     (C) A reduction in Executive's Base Salary described in Paragraph 4(a);

                     (D) The Company requires the Executive to have his principal location of work changed to any location that is outside the Redwood City, California area; or

                     (E) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor.

                (e)  Termination by Executive other than for Good Reason.
 If Executive terminates his employment hereunder for any reason other than for Good Reason, Executive shall be entitled to receive all compensation to which Executive is due under federal and state law or pursuant to Company policy up through and including the date of termination.

           6.   Obligations of Executive During and After Employment.

                (a) Executive agrees that during his employment under this Agreement, he will engage in no other business activities, directly or indirectly, which are or may be competitive with or which might place him in a competing position to that of the Company, or any affiliated company, without the prior written consent of the Chief Executive Officer of the Company.

                (b) Executive acknowledges and agrees that (i) during the course of his employment Executive will have produced and/or have access to confidential information, records, notebooks, data, formulae, specifications, trade secrets, customer lists and secret inventions and processes of Company and its affiliated companies, and (ii) the unauthorized use or sale of any of such confidential or proprietary information at any time would constitute unfair competition with Company. Executive promises and agrees not to engage in any unfair competition with Company either during or after the term of this Agreement. Therefore, during and subsequent to his employment by Company, or by an affiliated company, Executive agrees to hold in confidence and not, directly or indirectly, disclose, use, copy or make lists of any such information, except to the extent expressly authorized by Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to Company's business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of Company, or of an affiliated company, and shall not be removed (except to allow Executive to perform his responsibilities hereunder while traveling for business purposes or otherwise working away from his office) from the Company's or the affiliated company's premises without its prior written consent, and shall be promptly returned to Company upon termination of employment with Company and its affiliated companies. This paragraph 6(b) shall survive the termination or expiration of this Agreement.

           7.   General Provisions.

                (a) Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive's rights be subject to encumbrance or subject to the claims of Company's creditors. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other corporation, or the sale by Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

                (b) This Agreement and the rights of Executive with respect to the benefits of employment referred to in Paragraph 4 constitute the entire agreement between the parties hereto in respect of the employment of Executive by Company. This Agreement supersedes and replaces all other prior oral and written agreements, understandings, commitments, and practices between the parties.

                (c) Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this paragraph in connection with any termination of Executive's employment shall take place in Northern California at the earliest possible date. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys fees and necessary costs and disbursements.

                (d) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

                (e) This Agreement may not be amended or modified except by a written instrument executed by Company and Executive.

                (f) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California.

                (g) If, but for one or more provisions of this Agreement, the Merger would qualify for "pooling of interests" accounting treatment, then (A) this Agreement shall, to the extent practicable, be interpreted and/or reduced in scope or effect to the extent necessary to permit such accounting treatment, and (B) to the extent that the application of clause
 (A) of this Section 8(g) does not preserve the availability of such accounting treatment, then, to the extent that any provision of this Agreement would disqualify the Merger as a "pooling" transaction (including, if applicable, the entire Agreement), such provision shall be null and void as of the effective date hereof. All determinations under this Section 8(g) shall be made by the accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the consummation of the Merger.



           IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                              AUCO, INC.


                              By_____________________________
                                Name:
                                Title:


                              PEERLESS SYSTEMS, INC.


                              By____________________________
                                Name:
                                Title:


                              EXECUTIVE


                              _____________________________
                                        Adam Au




                                 EXHIBIT J


           FORM OF OPINION OF COBLENTZ, PATCH, DUFFY & BASS, LLP

 1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

 2. The Company has all requisite corporate power and corporate authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors and the shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary for the execution and delivery by the Company of the Merger Agreement, and the performance by the Company of its obligations thereunder. The Merger Agreement has been been duly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) no view is expressed with respec to the Registration Rights Agreement.

 3. To the best of our knowledge, and except as set forth in the schedules and exhibits to the Merger Agreement, all consents, approvals and authorizations of and filings with any Governmental Entity with respect to any applicable laws required on the part of the Company in connection with the valid execution and delivery of the Merger Agreement, or the consummation of the transactions contemplated thereby, have been obtained or made.

 4. Except as disclosed in the schedules and exhibits to the Merger Agreement, neither the performance, execution and delivery of the Merger Agreement by the Company, nor the consummation by it of the transactions contemplated thereby, nor compliance by the Company with any of the provisions thereof, will result in any of the following:
      (i) a violation of the Articles of Incorporation or bylaws of the Company, (ii) to our knowledge, a default or event that, with notice or lapse of time, or both, would constitute a default, breach or violation of any Material Contract, (iii) to our knowledge, an event that would permit any person or entity to terminate any Material Contract or to accelerate the maturity of any obligation of the Company, (iv) to our knowledge, a violation or breach of any applicable laws, or (v) to our knowledge, a violation of any applicable orders. For purposes of this opinion, "Material Contracts" shall mean those agreements designated as "Material Contracts" in the Company Disclosure Schedule.

 5. The authorized capital stock of the Company consists of: (i) 35,000,000 shares of Company Common Stock, of which 3,389,403 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of Company Preferred Stock, of which (A) 3,250,000 have been designated Series A Preferred Stock, no shares of which are issued and outstanding as of the date hereof, and (B) 3,000,000 have been designated Series B Preferred Stock, no shares of which are issued and outstanding as of the date hereof. As of the date hereof, (i) no Shares are issued and held in the treasury of the Company,
      (ii) 3,144,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options, and (iii) all shares of the Company Preferred Stock have been converted to Company Common Stock. Except as set forth in the Company Discosure Schedule, all of the outstanding shares of the Company Common Stock are, and any such shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Merger Agreement and in the exhibits and schedules thereto, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) to the best of our knowledge, there are no existing options, warrants, calls, preemptive rights, Voting Debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) to the best of our knowledge, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Except as set forth in the Merger Agreement or in the exhibits and schedules thereto, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. The Company has no Subsidiaries.

 6. The Proxy Statement/Prospectus/Consent Solicitation, as of the date it was mailed to stockholders of Parent and the shareholders of the Company, and as of the date hereof, appeared on its face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that, in each case, we express no opinion or belief as to the financial statements, schedules and other financial data included or incorporated, or deemed to be incorporated, by reference therein or excluded therefrom or any information to the extent it was furnished by or relates to Parent or Sub, and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement/Prospectus/Consent Solicitation.

           In addition, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company, officers and other representatives of Parent, counsel for Parent and representatives of the independent public accountants of Parent, at which the contents of the Proxy Statement/Prospectus/Consent Solicitation and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement/Prospectus/Consent Solicitation and have made no independent check or verification thereof, on the basis of the foregoing, no facts have come to our attention that have led us to believe that, insofar as it relates to the Company, the Proxy Statement/Prospectus/Consent Solicitation as of its date and the date hereof contained or contains an untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that we express no opinion or belief with respect to the financial statements, schedules and other financial data included or incorporated, or deemed to be incorporated, by reference in the Proxy Statement/Prospectus/Consent Solicitation or the information included or incorporated, or deemed to be incorporated, by reference in the Proxy Statement/Prospectus/Consent Solicitation to the extent such information was furnished by or relates to Parent or Sub.